As filed with the Securities and Exchange Commission on December 7, 2004
                                                         Registration No.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       ADVANTAGE CAPITAL DEVELOPMENT CORP.
                       (Name of Registrant in Our Charter)

             NEVADA                          6770                              87-0217252
(State or Other Jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification No.)
Incorporation or Organization)     Classification Code Number)


         2999 N.E. 191ST STREET, PH2                                              JEFF STERNBERG
              AVENTURA, FL 33180                                            2999 N.E. 191ST STREET, PH2
                 (305) 692-1832                                                AVENTURA, FL 33180
   (Address and telephone number of Principal                                    (305) 692-1832
Executive Offices and Principal Place of Business)           (Name, address and telephone number of agent for service)

                                    Copy to:
                              Ernest M. Stern, Esq.
                           Patricio E. Garavito, Esq.
                                Schiff Hardin LLP
                    1101 Connecticut Avenue, N.W., Suite 600
                             Washington, D.C. 20036
                                 (202) 778-6400

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                                                PROPOSED MAXIMUM
                                                                            PROPOSED MAXIMUM        AGGREGATE        AMOUNT OF
             TITLE OF EACH CLASS OF                     AMOUNT TO BE         OFFERING PRICE         OFFERING       REGISTRATION
           SECURITIES TO BE REGISTERED                   REGISTERED           PER SHARE (1)         PRICE (1)           FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share            129,473,684 Shares            $0.485           $62,794,737         $7,957
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of December 2, 2004.

                                   ----------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   Subject to completion, dated December 7, 2004

                       ADVANTAGE CAPITAL DEVELOPMENT CORP.
                       129,473,684 SHARES OF COMMON STOCK

      This prospectus relates to the sale of up to 129,473,684 shares of our common stock by certain persons who are, or will become, stockholders of Advantage Capital. All of the shares of common stock are being offered for sale by the selling stockholders at prices established on the Pink Sheets or OTC Bulletin Board (or Nasdaq SmallCap Market or American Stock Exchange) during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. Our common stock is quoted on the Pink Sheets under the symbol "AVCP." The last reported sale price of our common stock on the Pink Sheets was $0.49 per share.

      The selling stockholders consist of:

      o Cornell Capital Partners, L.P., which intends to sell up to 125,000,000 shares of common stock acquired pursuant to a Standby Equity Distribution Agreement with us, 1,947,368 issuable as payment for the commitment fee, and up to an additional 2,500,000 shares of common stock underlying convertible debentures.

      o Newbridge Securities Corporation, which intends to sell up to 26,316 shares acquired pursuant to a Placement Agent Agreement.

      Cornell Capital is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock pursuant to the Standby Equity Distribution Agreement. Cornell Capital will pay Advantage Capital 98% of the market price of our common stock. The 2% discount on the purchase of the common stock to be received by Cornell Capital will be an underwriting discount. In addition, Cornell Capital Partners, L.P. is entitled to retain 10.0% of the proceeds raised by us under the Standby Equity Distribution Agreement.

      We have engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge was paid a $10,000 placement agent fee, which is payable in shares of our common stock.

       THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

               PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

      With the exception of Cornell Capital, which is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of our common stock under the Standby Equity Distribution Agreement, no underwriter or any other person has been engaged to facilitate the sale of shares of common stock in this offering. This offering shall terminate on or before two years after the date the SEC first declares this Registration Statement effective. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 7, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
SUMMARY FINANCIAL INFORMATION..................................................3
RISK FACTORS...................................................................5
FORWARD-LOOKING STATEMENTS.....................................................9
SELLING STOCKHOLDERS..........................................................10
DILUTION......................................................................12
STANDBY EQUITY DISTRIBUTION AGREEMENT.........................................13
PLAN OF DISTRIBUTION..........................................................15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................17
DESCRIPTION OF BUSINESS.......................................................21
MANAGEMENT....................................................................24
LEGAL PROCEEDINGS.............................................................27
PRINCIPAL SHAREHOLDERS........................................................27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................30
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
  OTHER SHAREHOLDER MATTERS...................................................31
DESCRIPTION OF SECURITIES.....................................................32
EXPERTS.......................................................................33
LEGAL MATTERS.................................................................33
AVAILABLE INFORMATION.........................................................33
FINANCIAL STATEMENTS.........................................................F-1

--------------------------------------------------------------------------------

      Our audited financial statements for the fiscal year ended March 31, 2004, were contained in our Annual Report on Form 10-K.

                               PROSPECTUS SUMMARY

                                   OUR COMPANY

      Advantage Capital Development Corp. ("Advantage Capital") is a regulated business development company. We are regulated by Section 54 of the Investment Company Act of 1940 (the "Investment Act"). As a business development company, we plan to invest in both public and private entities including developing companies. We plan to make these investments through a variety of financing structures in conjunction with other institutional and private investors. These structures may be debt or convertible debt, equity or convertible equity as well as follow on investments in the form of warrants and other convertible instruments. As a business development company, we may sell shares of our registered common stock in amounts up to $5,000,000 in a twelve-month period.

      The types of securities in which we may invest and the proportion of our assets which may be invested in each such type of security is to be left to the discretion of our Board of Directors. In addition to traditional debt and equity instruments, we plan to purchase aged convertible securities, take over existing financing facilities such as private investments in public entities (often referred to as PIPEs), equity lines, bridge loans and other similar debt instruments. Our goal is to have investments that have liquidity within six months and to limit bridge or mezzanine financing to a maximum term of 270 days except in extraordinary circumstances. We expect to diversify our portfolio to limit our exposure to any one investment based on size, term, liquidity or structure. As a business development company under the Investment Act, we are required to invest a portion of our assets into developing companies and may in certain cases take a controlling position in our investment companies, although we are under no obligation to do so. As a result certain of our assets will not be invested in any developing companies. Our Board of Directors will determine the best use for those assets. We will offer managerial assistance to each of our portfolio companies and reserve the right to be compensated by the portfolio companies at market rates for such services.

                                    ABOUT US

      Our principal office is located at 2999 N.E. 191st Street, Penthouse #2, Aventura, FL 33180; telephone number (305) 692-1832.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are our stockholders. The selling stockholders consist of:

      o Cornell Capital Partners, L.P., which intends to sell up to 125,000,000 shares of common stock acquired pursuant to a Standby Equity Distribution Agreement with us, 1,947,368 issuable as payment for the commitment fee, and up to an additional 2,500,000 shares of common stock underlying convertible debentures.

      o Newbridge Securities Corporation, which intends to sell up to 26,316 shares acquired pursuant to a Placement Agent Agreement.

      Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital shares of common stock for a total purchase price of up to $25.0 million. The amount of each advance is subject to a maximum advance amount of $400,000. Cornell Capital will purchase the shares of our common stock for a 2% discount to the prevailing market price of our common stock as determined pursuant to the Standby Equity Distribution Agreement. In addition, Cornell Capital is entitled to retain 10% of the proceeds raised by us under the Standby Equity Distribution Agreement and receive a commitment fee of $740,000, half of which was due upon the execution of the Standby Equity Distribution Agreement, and the other half of which is payable on the one (1) year anniversary of that date. The commitment fee is payable by the issuance of common stock. Additionally, the Company issued to Cornell Capital, a convertible debenture in the amount of $1,000,000 convertible into shares of common stock at a conversion price equal to the lowest closing bid price during the three trading days immediately prior to the conversion date. This prospectus relates to the shares of our common stock to be issued under the Standby Equity Distribution Agreement and certain shares of common stock underlying convertible debentures. Cornell Capital intends to sell such shares at the then prevailing market price.

      Brokers or dealers effecting transactions in the shares being registered in this offering should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

COMMON STOCK OFFERED                    129,473,864     shares    by     selling
                                        stockholders (the number of shares being
                                        registered   in   this   offering   will
                                        represent approximately 89.6% of the total number of shares of common stock outstanding upon their issuance).

OFFERING PRICE                          Market price.

COMMON STOCK OUTSTANDING
  BEFORE THE OFFERING                   14,999,545 shares.

USE OF PROCEEDS                         We will not receive any  proceeds of the
                                        shares    offered    by   the    selling
                                        stockholders.  Any  proceeds  we receive
                                        from the sale of our common  stock under
                                        the    Standby    Equity    Distribution
                                        Agreement   will  be  used  for   making
                                        investments   in  public   and   private
                                        companies  and  for  general   corporate
                                        purposes.

RISK FACTORS                            The securities  offered hereby involve a
                                        high   degree  of  risk  and   immediate
                                        substantial dilution. See "Risk Factors" and "Dilution."

PINK SHEETS SYMBOL                      AVCP

                          SUMMARY FINANCIAL INFORMATION

      The following information was taken from Advantage Capital's financial statements for the six-month periods ended September 30, 2004 (unaudited) and September 30, 2003 (unaudited) and the years ended March 31, 2004 (audited) and March 31, 2003 (audited) appearing elsewhere in this filing. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included.

------------------------------------------------------------------------------------------------------------------
                                                          FOR THE       FOR THE
                                                        SIX MONTHS    SIX MONTHS
                                                           ENDED         ENDED         FOR THE         FOR THE
                                                       SEPTEMBER 30,  SEPTEMBER 30,   YEAR ENDED      YEAR ENDED
                                                           2004           2003      MARCH 31, 2004  MARCH 31, 2003
                                                        (UNAUDITED)   (UNAUDITED)      (AUDITED)       (AUDITED)
                                                        -----------   -----------      ---------       ---------
------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATION DATA:
Revenues
  Capital raising fees                                 $    50,000    $        --    $        --     $        --
  Interest income                                            3,313             --             --              --
                                                       -----------    -----------    -----------     -----------
                                                            53,313             --             --              --

Costs and Expenses
  General and administrative                                74,828         44,060      1,072,947         247,971
                                                       -----------    -----------    -----------     -----------
Operating Loss                                             (21,515)       (44,060)    (1,072,947)       (247,971)

  Interest Expense                                          16,056             --              0              --
  Beneficial conversion feature on convertible notes       157,333             --             --              --
  Write off of technology                                  396,415             --         45,000              --
  Write off of notes receivable                                 --             --        200,000              --
  Gain on retirement of payables                          (159,512)            --             --              --
                                                       -----------    -----------    -----------     -----------
                                                           410,292             --        245,000              --

  Net Loss                                             $  (431,807)   $   (44,060)   $(1,317,947)    $  (247,971)
                                                       ===========    ===========    ===========     ===========

  Weighted average number of common shares
      outstanding basic and diluted                      6,255,548      3,822,637      4,444,489         755,245
  Net Loss
  Per Share basic and diluted                          $     (0.07)   $     (0.01)   $     (0.30)    $     (0.33)
                                                       ===========    ===========    ===========     ===========

-------------------------------------------------------------------------------------------------------------------
                                                     SEPTEMBER 30,   SEPTEMBER 30,
                                                         2004            2003       MARCH 31, 2004   MARCH 31, 2003
                                                      (UNAUDITED)     (UNAUDITED)      (AUDITED)        (AUDITED)
                                                      -----------     -----------      ---------        ---------
BALANCE SHEET DATA:
-------------------------------------------------------------------------------------------------------------------
Assets
Current Assets
  Cash                                                $    914,893    $        385    $     13,507    $        495
                                                      ------------    ------------    ------------    ------------
    Total Current Assets                                 1,496,937             385          13,507             495

    Total Assets                                      $  1,593,741    $    116,800    $    384,922    $    116,910
                                                      ============    ============    ============    ============

Liabilities
Current Liabilities
  Accounts Payable                                    $     14,153    $    773,336    $    789,950    $    774,336
  Judgments Payable                                        207,306              --         207,306         207,306
  Accrued Expenses                                          42,306         207,306              --              --
  Convertible Notes Payable                                231,200              --         217,700              --
                                                      ------------    ------------    ------------    ------------
    Total Current Liabilities                              494,965         980,642       1,215,956         981,642
                                                      ------------    ------------    ------------    ------------

  Convertible Notes Payable                              1,000,000              --              --              --
                                                      ------------    ------------    ------------    ------------
    Total Liabilities                                    1,494,965         980,642       1,215,956         981,642

Stockholders' Deficit
  Common Stock, 5,000,000,000 common shares par
      value $0.001 authorized, 9,693,041 issued and
      outstanding                                            9,693       2,076,090       2,097,405       2,072,990
  Additional Paid-In Capital                            11,140,548       6,402,830       7,691,220       6,336,230
  Accumulated deficit during development stage         (11,051,465)     (9,345,762)    (10,619,659)     (9,273,952)
                                                      ------------    ------------    ------------    ------------
      Total Stockholders' Equity                            98,776        (863,842)       (831,034)       (864,732)
                                                      ------------    ------------    ------------    ------------

      Total Liabilities And Stockholders' Deficit     $  1,593,741    $    116,800    $    384,922    $    116,910
                                                      ============    ============    ============    ============

                                  RISK FACTORS

      We are subject to various risks that may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

      We have historically lost money. We sustained net losses of $189,352 and $431,807 in the three months and six months ended September 30, 2004, respectively. In the year's ended March 31, 2004 and March 31, 2003, we sustained net losses of $1,317,947 and $241,971 respectively. Future losses are likely to occur. Accordingly, we may experience liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

      We have had several major shifts in our business strategy. Until August 2004, we were in the business of engineering consulting and designing and marketing customized minerals processing systems and equipment. We went through a restructuring that was completed in August 2004. On August 12, 2004, our Board of Directors elected to be regulated pursuant to Section 54 of the Investment Act. The decision to be regulated pursuant to Section 54 of the Investment Act was made in part to enable us to invest a portion of our assets into developing companies. We have virtually no operating history upon which to evaluate our new business plan and prospects. If we are unable to draw down on the Standby Equity Distribution Agreement provided by Cornell Capital or find alternative financing on commercially reasonable terms, or generate revenue from our investment activity, we could be forced to curtail or cease our operations.

      We have not generated any revenues from our new operations. If we do not begin generating revenues, we may have to cease operations. At September 30, 2004, we had an accumulated deficit of $11,051,465. In order to become profitable, we will need to generate revenues to offset our operating costs including our general and administrative expenses. We may not achieve or sustain our revenue or profit objectives and our losses may increase in the future and ultimately, we may have to cease operations.

      Our operating results are impossible to predict because we have not begun operations. As a result, we cannot determine if we will be successful in our proposed plan of operation. Accordingly, we cannot determine what the future holds for our proposed plan of business. As such an investment in our business is extremely risky and could result in the entire loss of your investment.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS

      Our business plan requires us to raise external capital. Unless we can become profitable with the existing sources of funds we have available, including the equity line provided by Cornell Capital, or through our investment activity, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to expand our business. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable operations we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

THERE HAS BEEN SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO RECURRING LOSSES AND WORKING CAPITAL SHORTAGES, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

      Although our September 30, 2004 financial statements did not contain an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to our recurring losses from operations, we included such a paragraph in our June 30, 2004 financial statements, as noted in Note 10 and our accountants included such a paragraph in their report on our March 31, 2004 financial statements, as noted in Note 10.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

      An evaluation of our business is difficult because we have no operating history. We face a number of risks encountered by companies in our sector, including:

      o Our need to introduce reliable technology that meets the needs of customers

      o     Our  need  to   rapidly   increase   our   marketing   and   support
            organizations, as well as our distribution channels;

      o Our capacity to anticipate and respond to market competition and technological change;

      o     The uncertainty of market acceptance of our service;

      o     Our need to manage growing operations;

WE MAY NOT EFFECTIVELY MANAGE THE GROWTH NECESSARY TO EXECUTE OUR BUSINESS PLAN, INCLUDING SUCCESSFULLY IDENTIFYING COMPANIES IN WHICH TO INVEST, WHICH COULD ADVERSELY AFFECT OUR OPERATIONS AND INCREASE OUR COSTS

      In order to achieve an increased level of investment activity necessary to successfully execute our business plan, we must significantly increase the number of investments that we make and the companies that utilize our financial products and services. This growth will place significant strain on our personnel, systems and resources. We also expect that we will continue to hire employees, including finance and management-level employees for the foreseeable future. To successfully implement our business plan, we need to successfully identify companies in which to invest. We have only started investing in companies and can provide no assurances that we will be successful identifying prospects. Further, we will have to quickly rely on new employees to assist us with the execution of our business plan and we will not know for months or years, how successful they or we are at identifying such prospects.

      Additionally, this growth will require us to improve management, information technology and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, information technology and accounting systems in order to support our desired growth. We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.

      We depend on recruiting and retaining qualified personnel and our inability to do so would seriously harm our business. Because of the specialized nature of our services and the market in which we compete, our success depends on the continued services of our current executive officers and our ability to attract and retain qualified personnel with significant expertise. New employees generally require substantial training, which requires significant resources and management attention. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

WE MAY CHANGE OUR INVESTMENT POLICIES WITHOUT FURTHER STOCKHOLDER APPROVAL

      Although we are limited by the Investment Company Act of 1940 with respect to the percentage of our assets that must be invested in qualified investment companies, we are not limited with respect to the minimum standard that any investment company must meet, nor the industries in which those investment companies must operate. We may make investments without shareholder approval and such investments may deviate significantly from our historic operations. Any change in our investment policy or selection of investments could adversely affect our stock price, liquidity, and the ability of our shareholders to sell their stock.

OUR INVESTMENTS MAY NOT GENERATE SUFFICIENT INCOME TO COVER OUR OPERATIONS

      We intend to make investments into qualified companies that will provide the greatest overall return on our investment. However, certain of those investments may fail, in which case we will not receive any return on our investment. In addition, our investments may not generate income, either in the immediate future, or at all. As a result, we may have to sell additional stock, or borrow money, to cover our operating expenses. The effect of such actions could cause our stock price to decline or, if we are not successful in raising additional capital, we could cease to continue as a going concern..

AN INVESTMENT IN OUR COMPANY MAY BE DILUTED AND REDUCE THE VALUE OF YOUR SHARES

      We may issue a substantial number of shares of our common stock without investor approval. Any such issuance of our securities in the future could reduce an investor's ownership percentage and voting rights in our company and further dilute the value of your investment.

                         RISKS RELATED TO THIS OFFERING

NEW SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WHICH COULD REDUCE THE VALUE OF YOUR SHARES

      Cornell Capital may convert its convertible debenture into shares of our common stock and Cornell Capital may purchase shares of our common stock under the Standby Equity Distribution Agreement, which purchase price is effectively at a 2% discount to the market price. The subsequent sale of such shares by Cornell Capital could cause significant downward pressure on the price of our common stock. This is especially the case if the shares being placed into the market exceed the market's demand for our common stock. As the stock price of our common stock declines, Cornell Capital will be entitled to receive an increasing number of shares under the Standby Equity Distribution Agreement and convertible debenture. The sale of such increasing number of shares by Cornell Capital could cause further downward pressure on the stock price to the detriment and dilution of existing investors, as well as investors in this offering.

      Further, there is no maximum number of shares we might be required to issue under securities with market-price based conversion or exercise prices, such as securities issued in connection with the Standby Equity Distribution Agreement and the related convertible debenture, except for the 9.9% limitation on Cornell Capital's ownership interest in Advantage Capital at any one time. However, over time, Cornell Capital may acquire and sell a number of shares that far exceeds this limit, through the continual purchase and sale of shares.

      To illustrate the dilution that may result from the purchase of shares under the Standby Equity Distribution Agreement, assuming an offering price of $0.50 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.11 per share. Dilution per share at prices of $0.30, $0.40, $0.60 and $0.70 per share would be $0.07, $0.09, $0.13 and $0.15, respectively.

      As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount and to issue upon conversion of the convertible debentures. If our stock price is lower, then our existing stockholders would experience greater dilution.

UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT, CORNELL CAPITAL WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD REDUCE THE VALUE OF YOUR SHARES

      The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 2% discount to the lowest closing bid price for the five days immediately following the notice date and advance. In addition, Cornell Capital will retain 10% from each advance. These discounted sales could cause the price of our common stock to decline.

IF THE SELLING STOCKHOLDERS SELL PART OR ALL OF THEIR SHARES OF COMMON STOCK IN THE MARKET, SUCH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

      After this registration statement is declared effective by the Securities and Exchange Commission, the selling stockholders may sell in the public market all of the shares of common stock being registered in this offering. That means that up to 129,473,684 shares of common stock, the number of shares being registered in this offering, may be sold. The number of shares being registered in this offering represents approximately 89.6% of the total number of shares of common stock outstanding upon their issuance. Such sales may cause our stock price to decline.

IF THE SELLING STOCKHOLDERS SELL A MATERIAL AMOUNT OF COMMON STOCK THE SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR STOCK CAUSED BY THOSE SALES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

      In many circumstances the provision of a Standby Equity Distribution Agreement or convertible debentures for companies that are traded on the Pink Sheets has the potential to cause a significant downward pressure on the price of common stock. This is especially true if the shares being placed into the market exceed the ability of the market to absorb the increased stock or if Advantage Capital has not performed in such a manner to show that the equity funds raised will be used to grow Advantage Capital. This could result in further downward pressure on the price of our common stock.

      Under the terms of our Standby Equity Distribution Agreement, we may request numerous draw downs. In addition, our outstanding convertible debentures are convertible at a discount to the market price of our common stock. As a result, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. Persons engaging in short-sales, sell shares that they do not own, and at a later time purchase shares to cover the previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then prevailing market price. If the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long-position in the stock. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so, which in turn may cause long holders of the stock to sell their shares, thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the price will decline. It is not possible to predict if the circumstances whereby short sales could materialize or to what extent the share price could drop.

OUR COMMON STOCK HAS BEEN THINLY TRADED WHICH COULD MAKE OUR STOCK PRICE VOLATILE AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

      Our common stock is traded on the Pink Sheets. Our common stock is thinly traded compared to larger more widely known companies. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

WE WILL NOT BE ABLE TO DRAW DOWN UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT IF THE INVESTOR HOLDS MORE THAN 9.9% OF OUR COMMON STOCK WHICH MAY PREVENT US FROM RAISING NEEDED FUNDS TO CONTINUE OUR BUSINESS

      In the event Cornell Capital holds more than 9.9% of the then-outstanding common stock of our company, we may be unable to draw down on the Standby Equity Distribution Agreement. Currently, Cornell Capital has beneficial ownership of 22.9% of our common stock. If we are unable to draw down on the Standby Equity Distribution Agreement or are unable to obtain additional external funding or generate revenue from the sale of our financial products and services, we could be forced to curtail or cease our operations.

                           FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital has agreed to purchase up to $25.0 million of our common stock. In addition, in connection with the execution of the Standby Equity Distribution, we may issue Cornell Capital 1,947,368 shares of common stock. None of the selling stockholders are broker-dealers or affiliates of broker-dealers and none of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:

      o Cornell Capital is the investor under the Standby Equity Distribution Agreement. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC, makes the investment decisions on behalf of Yorkville Advisors.

      o Newbridge Securities, which intends to sell 26,316 shares acquired pursuant to a Placement Agent Agreement.

      The table follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                                              SHARES TO BE
                                                                             ACQUIRED UNDER
                                                          PERCENTAGE OF       THE STANDBY                          PERCENTAGE OF
                                   SHARES BENEFICIALLY  OUTSTANDING SHARES       EQUITY         SHARES TO BE     OUTSTANDING SHARES
                                       OWNED BEFORE     BENEFICIALLY OWNED    DISTRIBUTION        SOLD IN        BENEFICIALLY OWNED
      SELLING STOCKHOLDER                OFFERING        BEFORE OFFERING       AGREEMENT        THE OFFERING     AFTER OFFERING (3)
------------------------------------------------------------------------------------------------------------------------------------
Cornell Capital Partners, L.P.           4,447,368           22.9%(1)         125,000,000       129,447,368(2)                  0%
Newbridge Securities Corporation            26,316              * (1)                   0            26,316                     0%

* Less than 1%.

(1) Percentage of outstanding shares is based on 14,999,545 shares of common stock outstanding as of November 29, 2004, together with shares deemed beneficially owned by each such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that may be obtained within sixty days of November 29, 2004 are deemed to be beneficially owned by the person holding such securities that are convertible or exchangeable into shares of common stock for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Advantage Capital cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement because the purchase price of the shares under the Standby Equity Distribution Agreement is based upon future bid prices for Advantage Capital's shares at the time it requests an advance of funds from Cornell Capital and because Advantage Capital has not determined the total amount of advances under the Standby Equity Distribution Agreement that it intends to request. Therefore, the number of shares of common stock registered under this registration statement in connection with the Standby Equity Distribution Agreement is based on Advantage Capital's good-faith estimate of the maximum number of shares that Advantage Capital will issue with respect thereto based upon current market prices of the company's common stock.

(3) Assumes Cornell Capital sells all shares purchased by it pursuant to the Standby Equity Distribution Agreement, 2,500,000 of the shares of Common Stock underlying convertible debentures and 1,947,368 shares issuable as payment of the commitment fee, but retains all other of our shares currently held by it.

      The following information contains a description of each selling stockholder's relationship to Advantage Capital and how each selling stockholder acquired the shares to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship, with Advantage Capital, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH ADVANTAGE CAPITAL

      CORNELL CAPITAL. Cornell Capital is the investor under the Standby Equity Distribution Agreement and a holder of convertible debentures. All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in financing transactions with Advantage Capital. Those transactions are explained below:

      Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital shares of common stock for a total purchase price of $25.0 million. The amount of each advance is subject to an maximum advance amount of $400,000. Cornell Capital will purchase shares of our common stock for a 2% discount to the lowest closing bid price of our common stock for the five days immediately following the notice date. In addition, Cornell Capital will retain 10% of each advance under the Standby Equity Distribution Agreement and receive a commitment fee of $740,000, half of which was due upon the execution of the Standby Equity Distribution Agreement, and the other half of which is payable on the one year anniversary of that date. The commitment fee is payable by the issuance of common stock. This prospectus relates to the shares of our common stock to be issued under the Standby Equity Distribution Agreement and certain shares of common stock underlying convertible debentures. Cornell Capital intends to sell such shares at the then prevailing market price. There are certain risks related to sales by Cornell Capital, including:

            o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price, the greater the number of shares that will be issued to Cornell Capital. This could result in substantial dilution to the interests of other holders of common stock.

            o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

            o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by others. This could place further downward pressure on the price of the common stock.

      NEWBRIDGE. Newbridge is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, Newbridge received a fee of $10,000, which is payable in shares of common stock. These shares are being registered in this offering. All investment decisions of Newbridge are made by its President, Guy Amico.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 98% of the lowest closing bid price of our common stock on the Pink Sheets for the five days immediately following the notice date. Cornell Capital will retain 10% of each advance.

      We intend to use the proceeds from the sale of shares of common stock to Cornell Capital for making investments in public and private companies and for general corporate purposes. We plan to make these investments through a variety of financing structures in conjunction with other institutional and private investors. These structures may be debt or convertible debt, equity or convertible equity as well as follow on investments in the form of warrants and other convertible instruments. We may also purchase aged convertible securities, take over existing financing facilities such as private investments in public entities (often referred to as PIPEs), equity lines, bridge loans and other similar debt instruments. We expect to diversify our portfolio to limit our exposure to any one investment based on size, term, liquidity or structure.

                                    DILUTION

      Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement.

      Our net tangible book value as of September 30, 2004 was ($580,072) or ($0.04) per share of common stock. Net tangible book value is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock on that date.

      For example, if we assume that we had issued 125,000,000 shares of common stock under the Standby Equity Distribution Agreement on that date, at an assumed offering price of $0.50 per share, less $62,957 of offering expenses, our net tangible book value as of September 30, 2004 would have been $54,356,971 or $0.39 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.43 per share and an immediate dilution to new shareholders of $0.11 per share, or 22.0%. The following table illustrates the per share dilution:

Assumed public offering price per share                                   $0.50
Net tangible book value per share before this offering       ($0.04)
Increase attributable to new investors                        $0.43
                                                              -----
Net tangible book value per share after this offering                     $0.39
                                                                          -----
Dilution per share to new shareholders                                    $0.11
                                                                          =====

      The offering price of our common stock under the Standby Equity Distribution Agreement is based on 98% of the lowest closing bid price of our common stock on the Pink Sheets or other principal market on which our common stock is traded for the five consecutive trading days after the notice date. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices. The following table shows the dilution to new investors of the different prices set forth below:

  ASSUMED             NO. OF SHARES              DILUTION PER SHARE
OFFERING PRICE         TO BE ISSUED               TO NEW INVESTORS
--------------         ------------               ----------------
   $0.30               125,000,000 (1)                 $0.07
   $0.40               125,000,000 (1)                 $0.09
   $0.50               125,000,000 (1)                 $0.11
   $0.60               125,000,000 (1)                 $0.13
   $0.70               125,000,000 (1)                 $0.15

----------

(1) This represents the maximum number of shares of common stock that will be registered under the Standby Equity Distribution Agreement.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

      SUMMARY. On August 25, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $25.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay 98% of the lowest closing bid price for our common stock reported by Bloomberg LP with respect to the five trading days after we give notice to Cornell that we wish to sell stock to them. In addition, Cornell Capital Partners, L.P. will retain a commission of 10.0% of each advance under the Standby Equity Distribution Agreement. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we have engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as our exclusive placement agent in connection with the Standby Equity Distribution Agreement. For its services, Newbridge will be paid a $10,000 placement agent fee, which is payable in shares of our common stock. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

      STANDBY EQUITY DISTRIBUTION AGREEMENT EXPLAINED. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after the applicable pricing period for such advance at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount less the commission described above.

      We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange
Commission. Thereafter, we may continue to request advances until Cornell Capital has advanced $25.0 million or until the date that is two years after the SEC first declares the Registration Statement effective, whichever occurs first. We are limited to a maximum advance of $400,000. In no event will the number of shares issuable to Cornell Capital pursuant to an advance exceed 9.9% of our then-outstanding common stock. We are entitled to receive advances under the Standby Equity Distribution Agreement provided that: (i) the accompanying registration statement has previously become effective and remain effective on the date of delivery by us of an advance notice; (ii) we have obtained all permits and qualifications required by any applicable state law with respect to the offer and sale of shares of our common stock under the Standby Equity Distribution Agreement; (iii) no fundamental changes to the information set forth in accompanying registration statement exist which would require us to file a post-effective amendment to the accompanying registration statement; and
(iv) the trading of our common stock is not suspended by the Securities and Exchange Commission or the principal trading exchange or market for our common stock.

      We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we drew down the entire $25.0 million available under the Standby Equity Distribution Agreement in a single advance (which is not permitted under the terms of the Standby Equity Distribution Agreement) and the purchase price was equal to $0.50 per share, then we would issue 62,500,000 shares of our common stock to Cornell Capital. These shares would represent approximately 80.6% of our outstanding common stock upon issuance. Advantage Capital is registering 125,000,000 shares of common stock for sale under the Standby Equity Distribution Agreement. On August 12, 2004, we amended our Articles of Incorporation to increase our authorized share of common stock to 5,000,000,000 shares. As of November 29, 2004, we had 14,999,545 shares of common stock issued and outstanding. If our share price were to decline, we may need to register additional shares of common stock in order to fully utilize the $25.0 million available under the Standby Equity Distribution Agreement at certain of the prices set forth below and would need to amend our Articles of Incorporation to increase the number of authorized shares of common stock available for issuance.

      You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.50 per share and discounts to the recent price.

---------------------------------------------------------------------------------------------------------------------------
Market Price                                                $0.20              $0.30               $0.40              $0.50
---------------------------------------------------------------------------------------------------------------------------
Purchase Price:                                            $0.196             $0.294              $0.392              $0.49
---------------------------------------------------------------------------------------------------------------------------
No. of Shares(1):                                     125,000,000         83,333,333          62,500,000         50,000,000
---------------------------------------------------------------------------------------------------------------------------
Total Outstanding(2):                                 139,999,545         98,332,878          77,499,545         64,999,545
---------------------------------------------------------------------------------------------------------------------------
Percent Outstanding(3):                                     89.3%              84.8%               80.7%              76.9%
---------------------------------------------------------------------------------------------------------------------------
Net Cash to Advantage Capital (4)                     $22,050,000        $22,050,000         $22,050,000        $22,050,000
---------------------------------------------------------------------------------------------------------------------------

----------
(1) Represents the number of shares of common stock to be issued to Cornell Capital at the prices set forth in the table.
(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital.
(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(4) Cash proceeds to Advantage Capital after deduction of 10% of each advance retained by Cornell Capital.

      The proceeds received by us under the Standby Equity Distribution Agreement will be used for general corporate purposes and making investments in public and private companies consistent with our business plan. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $62,957 consisting primarily of professional fees incurred in connection with this registration.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the Pink Sheets market or in any other market on which the price of our shares of common stock are quoted or
(ii) in transactions otherwise than on the Pink Sheets market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      If any shares of common stock being registered for resale in the accompanying registration statement are transferred from the named selling stockholders listed in this Prospectus and such transferees wish to rely on this Prospectus to resell these shares, then a post-effective amendment to the accompanying registration statement would need to be filed with the Securities and Exchange Commission naming these individuals as selling shareholders and providing the information required by Item 507 of Regulation S-B.

      Cornell Capital is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital will pay us 98% of the lowest closing bid price for our common stock reported by Bloomberg LP with respect to the five trading days after we give notice to Cornell that we wish to receive an advance. The 2% discount on the purchase of the common stock to be received by Cornell Capital will be an underwriting discount. In addition, Cornell Capital is entitled to retain 10% of the proceeds raised by us under the Standby Equity Distribution Agreement and receive a commitment fee of $740,000, half of which was due upon the execution of the Standby Equity Distribution Agreement, and the other half of which is payable on the one (1) year anniversary of that date. The commitment fee is payable by the issuance of common stock. Additionally, the Company issued to Cornell Capital, a convertible debenture in the amount of $1,000,000 convertible into shares of common stock at a conversion price equal to the lowest closing bid price during the three trading days immediately prior to the conversion date. This prospectus relates to the shares of our common stock to be issued under the Standby Equity Distribution Agreement and certain shares of common stock underlying convertible debentures. Cornell Capital intends to sell such shares at the then prevailing market price. The 2% discount, the 10% retainage and the commitment fee are underwriter discounts. In addition, Newbridge, an unaffiliated registered broker-dealer, will be paid a placement agent fee of $10,000, which, in our discretion, is payable in cash or shares of our common stock.

      The Standby Equity Distribution Agreement provides that we may not request an advance with respect to the Standby Equity Distribution Agreement at any time that Cornell Capital has beneficial ownership of 9.9% or more of our outstanding common stock nor may we request an advance that would cause Cornell Capital to own more than 9.9% of our outstanding common stock. Currently, Cornell Capital has beneficial ownership of 22.9% of our common stock.

      Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a private equity fund whose principal business function is to provide equity and debt financing to publicly traded companies through vehicle including but not limited to equity lines of credit and convertible debentures. Cornell Capital does not have any material relationships with the officers or directors of Advantage Capital.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $62,957 as well as 10.0% of the gross proceeds received under the Standby Equity Distribution Agreement that will be retained by Cornell Capital. We intend to pay these expenses from the proceeds we anticipate receiving under the Standby Equity Distribution Agreement. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock of Advantage Capital while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital can cover any short positions only with shares received from us under the Standby Equity Distribution Agreement. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following information should be read in conjunction with the consolidated financial statements of Advantage Capital and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following information should be read in conjunction with the consolidated financial statements of Advantage Capital and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."

REVENUE AND EXPENSES

      We have begun to generate  revenues  from our newly  implemented  business plan. Revenue is recognized in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectibility is reasonably assured.

      Income increased for the three and six months ended September 30, 2004 to $53,313 from $0 for the three and six months ended September 30, 2003. In August 2004, we chose to be regulated pursuant to Section 54 of the Investment Act. The decision to be regulated pursuant to Section 54 of the Investment Act was made primarily to better reflect our anticipated future business and for developing relationships. As a business development company under Section 54 of the Investment Act, we are required to invest a portion of our assets into developing companies. We are focusing our investments in developing companies, but do not intend to limit our focus on investments in any particular industry. Our current revenues have been derived from fees on our first investment. We plan to seek investing in small public companies through the issuance by them of secured convertible debentures in the $200,000 to $750,000 range and (ii) investing in private companies that may be good targets for spin offs or registration. We also intend to provide the Company with the flexibility to pursue special situations that provide good opportunities for our stockholders.

      Operating expenses, which include selling, general and administrative expenses and consulting expenses increased to $69,276 for the three months September 30, 2004 from $21,055 for the three months September 30, 2003, an increase of $48,221. Operating expenses, increased to $74,824 for the six months September 30, 2004 from $44,060 for the six months September 30, 2003, an increase of $30,768. This increase was a result of an increase in business activity for the three and six months ending September 30, 2004 as we started our operations as a Business Development Corporation.

      Interest expense for the three and six months ended September 30, 2004 was $16,056 compared to $0 for the three and six months ended September 30, 2004. The increase in interest was a direct result our financing through a $1,000,000 convertible note.

      Beneficial conversion expense increased to $157,333 for the three and six months ended September 30, 2004 from $0 for the three and six months ended September 30, 2004. This was do the conversion feature attached to the $1,000,000 of convertible notes.

      Write of off technology increased to $396,415 for the six months ended September 30, 2004 from $0 for the six months ended September 30, 2004. This consists of Oil and Gas Interest of $116,415 and Technological Rights of $225,000. We determined there was no future benefit of the Oil and Gas Interests and elected to fully reserve for them. We incurred a $225,000 loss on the sale of Technological Rights.

      Gain on retirement of payable was $159,512 for the six months ended September 30, 2004 from $0 for the six months ended September 30, 2003. This was result of settlements with several consultants for amounts owed to them.

NET LOSS

      Net loss increased from ($189,352) for the three months ended September 30, 2004 for a net loss of ($21,055) for the three months ended September 30, 2004, an increase of $168,297, primarily due to the expenses associated with the beneficial conversion of debt and the interest associated with the debt. Net loss increased to ($431,807) for the six months ended September 30, 2004 for a net loss of ($44,060) for the six months ended September 30, 2004, an increase of $387,747, primarily due to the expenses associated with the beneficial conversion of debt and the interest associated with the debt, the write off of technology and the gain associated the retirement of payables.

PLAN OF OPERATION

      We are a Nevada corporation with our principal and executive offices located at 2999 N.E. 191st Street, Penthouse 2, Aventura, FL 33180, telephone
(866) 820-5139. We were incorporated as Justheim Petroleum Company in Nevada in 1952. C.E.C. Management Corp. was merged into Justheim Petroleum Company effective December 31, 1986, and was renamed C.E.C. Industries Corp. Prior to the merger, Justheim had historically engaged in the business of acquiring, holding and selling oil and gas leaseholds and retaining overriding royalty rights. C.E.C. Management Corp. primarily was in the business of engineering consulting and designing and marketing customized minerals processing systems and equipment.

      On November 30, 2003, we entered into an Acquisition and Financing Agreement with PayCard Solutions, Inc., pursuant to which our subsidiary, Paycard Unlimited, Inc. purchased all of the outstanding shares of PayCard in consideration for the issuance of 300,000 CEC shares to the PayCard shareholders and 200 shares or twenty (20%) percent of the Subsidiary's outstanding shares, whichever is greater. Pursuant to the Agreement, we agreed to lend a total of $250,000 to PayCard for a term of one year with eight (8%) interest which shall be secured by Paycard. A total of $250,000 was loaned to PayCard pursuant to this agreement through loan secured by CEC and of such amount a total of $53,150 was provided by an independent entity.

      We subsequently discovered that a shareholder of such entity was indicted for bank fraud and related charges in federal court in California. The individual has provided information confirming that loan proceeds from the entity have no connection to the pending criminal case against the individual. As a precautionary measure, we determined that it was appropriate to take immediate steps to sever its relationship with both the individual and the entity as well as any other companies affiliated with the individual, and return, to the extent practicable, the parties to the original positions they were in before the transactions were effected. To effect this separation, both the individual and the entity have agreed to assign the portion of the note ($53,150) paid by the entity to the entity. The entity, the individual and any other companies affiliated with the individual have also agreed to return all of the CEC shares owed by them to us and have agreed to release us from any obligations owed to the entity, the individual and his affiliated entities.

      Due to this situation, Paycard refused to provide its financial statements to us so that we could complete our audited financial statements for our year ended March 31, 2004. Therefore, we assigned eighty-five (85%) percent of our ownership interest in Paycard to Knightsbridge Holding, LLC, which has been providing and will continue to provide funding to us. Upon completion of such assignment, we now only owns fifteen (15%) percent of PayCard and was no longer required to provide an audit for PayCard.

      We  also  entered  into  an  Asset  Purchase   Agreement  with  CEC  Asset
Reclamation Corp. to sell the balance of its remaining assets for a total purchase price of 80% of net proceeds in the liquidation of these assets.

      On August 12, 2004, our Board of Directors voted to be regulated pursuant to Section 54 of the Investment Act. The decision to be regulated pursuant to
Section 54 of the Investment Act was made primarily to better reflect Advantage's anticipated future business and for developing relationships. As a business development company under Section 54 of the Investment Act, Advantage is required to invest a portion of its assets into developing companies. We are focusing our investments in developing companies, but do not intend to limit our focus on investments in any particular industry. We intend to seek investments in companies that offer attractive investment opportunities.

      We intend to utilize the funding commitment we received from Cornell Capital as set forth below to pursue our business plan of (i) investing in small public companies through the issuance by them of secured convertible debentures in the $200,000 to $750,000 range and (ii) investing in private companies that may be good targets for spin offs or registration. We also intend to provide the Company with the flexibility to pursue special situations that provide good opportunities for our stockholders.

      We have elected to pursue what we believe to be an opportunity within the market for meeting the short and medium term financing needs of small private and public companies. We believe we will be well positioned to meet those needs by utilizing a variety of financing structures while trying to achieve returns in excess of risk adjusted market returns. We plan to make these investments with other institutional and private investors. These structures may be debt or convertible debt, equity or convertible equity as well as follow on investments in the form of warrants and other convertible instruments. We may also purchase aged convertible securities, take over existing financing facilities such as private investments in public entities (often referred to as PIPEs), equity lines, bridge loans and other similar debt instruments. Our goal is to have investments that have liquidity within six months and to limit bridge or mezzanine financing to a maximum term of 270 days except in extraordinary circumstances. We expect to diversify our portfolio to limit our exposure to any one investment based on size, term, liquidity or structure. We will offer managerial assistance to each of our portfolio companies and reserve the right to be compensated by the portfolio companies at market rates for such services.

      In order to implement our business plan in the next twelve months, we will need approximately $4,000,000 in available funds. We believe that the cash available and our funding commitment from Cornell Capital should be sufficient to fund our cash needs for at least the next 12 months.

      Our first investment that occurred on August 23, 2004, is illustrative of the implementation of our business plan. On August 23, 2004, we entered into a Business Development Agreement with Global IT Holdings, Inc. ("Global"), a New York-based holding company created to acquire targeted internet technology (IT) staffing firms. In addition to receiving a fifteen percent (15%) stake in Global common stock, in exchange for our commitment to provide business development services to Global, we furthered our commitment to Global on August 24, 2004, by lending Global $500,000 through a collateralized senior debenture in the amount of $500,000. The note bears interest at six and one-half percent (6.5%) and matures on December 31, 2004.

      In October 2004 the Company entered into a promissory note and security agreement in the amount of $50,000 with a company. The note bears interest at a rate of 10% per annum. The third party has agreed to the Company that the return on the note will be 25% and will have 90 days from the date of the note repayment to pay the difference.

      On November 18, 2004, we made an investment in Colmena Corp. by lending Colmena Corp. $200,000 through a Securities Purchase Agreement and underlying Secured Debenture. The note bears interest at the rate of 8% per annum and matures on August 18, 2004. We were also issued warrants to purchase up to 40,000 shares of Colmena Corp. common stock at an exercise price of $0.30 per share.

LIQUIDITY AND CAPITAL RESOURCES

      In August 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital. Under this agreement, we may issue and sell to Cornell Capital, Common Stock for a total purchase price of up to $25.0 million. We will be entitled to commence drawing down on the Standby Equity Distribution
Agreement when the sale of the Common Stock under the Standby Equity Distribution Agreement is registered with the SEC and for two years thereafter. The purchase price for the shares will be equal to 98% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. A cash fee equal to ten percent (10%) of the cash proceeds of the draw down is also payable at the time of funding. To date, we have not received any funding under the Standby Equity Distribution Agreement.

      On August 25, 2004, Advantage Capital issued $1,000,000 in convertible debentures to Cornell Capital. These debentures are convertible into shares of our Common Stock at the price per share price equal to the volume weighted average price of the Common Stock as listed on Pink Sheets or OTC Bulletin Board (or Nasdaq SmallCap Market or American Stock Exchange), as quoted by Bloomberg L.P. during the three (3) trading days immediately preceding the conversion date. These convertible debentures bear interest at 5% and are convertible at the holder's option. These convertible debentures have a term of three years and may be redeemed, at our option at a 20% premium.

      On September 20, 2004, we filed a Form 1E Notification under Regulation E of the Securities Act of 1933 to raise up to $5,000,000 in a Regulation E offering. The shares were offered by our officers and directors on a best efforts basis with no minimum. The offering price may change during this offering, at the discretion of our Board of Directors based on terms that can be negotiated, but not will not be less than $0.001 per share nor more than $2.00 per share. We have not engaged any broker/dealers licensed by the National Association of Securities Dealers, Inc. for the sale of these shares and has no intention to do so. To date the Company has raised almost $700,00 in this offering.

      On October 5, 2004, we entered an agreement with Alpha Capital Aktiengesellschaft to issue a total of 4,000,000 shares of common to be held in escrow as part of a purchase option agreement. The purchaser has the right to purchase shares a price of 70% of the lowest 5 day closing price for the 20 days prior to the closing date. Any shares still held in escrow on September 21, 2005 will be returned to us.

      Except for these financing agreements, other than through our operations, we have no other significant sources of working capital or cash commitments. However, no assurance can be given that we will raise sufficient funds from such financing arrangements, or that we will ever produce sufficient revenues to expand our operations to a desirable level, or that a market for our common stock will be further developed for which a significant amount of our financing is dependant.

      We believe that the financing arrangements in place are sufficient to satisfy our cash requirements for the next twelve months. If we are unable to recognize sufficient proceeds from these arrangements, we believe that we can limit its operations, defer payments to Management and maintain our business at nominal levels until we can identify alternative sources of capital.

                             DESCRIPTION OF BUSINESS

OVERVIEW

      The U.S. capital markets, have traditionally had many sources of capital available for small businesses formation. These have ranged from self-financing by entrepreneurs to financing through friends and family members, financing by wealthy individual investors, often referred to as "angel" investors, and venture capitalists. Government programs have offered entrepreneurs funding through the Small Business Administration ("SBA"), Small Business Investment Companies ("SBIC's"), and other programs. Many other disparate funding sources exist today.

      We believe the collapse of the technology sector of the stock market has contributed to consolidation of financial services firms, as well as a more vigilant and aggressive regulatory environment. Additionally, many "angel" investors and friends and family have become more risk averse. We believe even sophisticated investors have, for a number of reasons, been more reluctant to commit capital to help fund private and public company needs. These changes have limited the sources for start up or expansion capital for both private and public companies.

      We believe this new environment has created a market opportunity for companies like ours. We believe that we can help meet the short and medium term financing needs of these companies by utilizing a variety of financing structures to obtain returns in excess of risk adjusted market returns.

THE COMPANY

      We were incorporated as Justheim Petroleum Company in Nevada in 1952. C.E.C. Management Corp. was merged into Justheim Petroleum Company on December 31, 1986, and was renamed C.E.C. Industries Corp. Prior to the merger, Justheim had historically engaged in the business of acquiring, holding and selling oil and gas leaseholds and retaining overriding royalty rights. C.E.C. Management Corp. was primarily in the business of engineering consulting and designing and marketing customized minerals processing systems and equipment. C.E.C.'s primary business had been the manufacture and sale of minerals processing equipment through its wholly-owned subsidiary, CEI, formerly Custom Equipment Corporation.

      We completed a corporate restructuring on July 16, 2004, following the resignation of Brian Dvorak, the previous President, Chief Executive Officer and Chief Financial Officer of C.E.C. Industries Corp. As part of our restructuring, we changed the name of the Company to Advantage Capital Development Corp. on August 19, 2004.

      On August 12, 2004, our Board of Directors elected to be regulated pursuant to Section 54 of the Investment Act. The decision to be regulated pursuant to Section 54 of the Investment Act was made primarily to better reflect our anticipated future business and for developing relationships. As a business development company under Section 54 of the Investment Act, we are required to invest a portion of our assets into developing companies. We are focusing our investments in developing companies, but do not intend to limit our focus on investments in any particular industry. We intend to seek investments in companies that offer attractive investment opportunities.

      We have elected to pursue what we believe to be an opportunity within the market for meeting the short and medium term financing needs of small private and public companies. We intend to utilize the funding commitment we received from Cornell Capital to pursue our business plan of (i) investing in small public companies through the issuance by them of secured convertible debentures in the $200,000 to $750,000 range and (ii) investing in private companies that may be good targets for spin offs or registration. We also intend to provide the Company with the flexibility to pursue special situations that provide good opportunities for our stockholders. We believe we will be well positioned to meet those needs by utilizing a variety of financing structures while trying to achieve returns in excess of risk adjusted market returns.

      The financing structures we use may be debt or convertible debt, equity or convertible equity as well as follow on investments in the form of warrants and other convertible instruments. We may also purchase aged convertible securities, take over existing financing facilities such as private investments in public entities (often referred to as PIPEs), equity lines, bridge loans and other similar debt instruments. We expect many of our investments will be made in conjunction with other institutional and private investors and expect to structure investments with these groups or on a stand alone basis. Our goal is to have investments that have liquidity within six months and to limit bridge or mezzanine financing to a maximum term of 270 days except in extraordinary circumstances. We have also outlined our goal of having a clearly defined exit strategy for each investment with a cash on cash return of 25% per annum. We expect to diversify our portfolio to limit our exposure to any one investment based on size, term, liquidity or structure. We will also offer managerial assistance to each of our portfolio companies and reserve the right to be compensated by the portfolio companies at market rates for such services.

      Our first investment occurred on August 23, 2004, when we entered into a Business Development Agreement with Global, a New York-based holding company created to acquire targeted internet technology (IT) staffing firms. We received fifteen percent (15%) of the equity in Global in exchange for our commitment to provide business development services to Global. Global's business plan calls for the acquisition of IT staffing companies with good name recognition in their respective markets and a history of profitability.

      We furthered our commitment to Global on August 24, 2004, by lending Global $500,000 through a collateralized senior debenture in the amount of $500,000. The note bears interest at six and one-half percent (6.5%) and matures on December 31, 2004. The Note is convertible in whole or in part at our option for common shares of Global at a conversion price per share equal to the lesser of (1) the average of the lowest of three day trading prices during the five trading days immediately prior to the conversion date multiplied by .80, or (2) the average of the lowest of three day trading prices during the five trading days immediately prior to the funding date(s). Under the terms of the Note, we may not convert the Debenture for a number of common shares in excess of 4.99% of the outstanding shares of Global's common stock. As of October 13, 2004, we had not exercised this conversion feature.

      On August 26, 2004, Global completed a $3 million acquisition of the assets of Platinum IT Consulting and its associated company Parker Clark Data Processing. The two IT staffing companies, which have served the New York and New Jersey markets for 25 years, have combined annual revenues in excess of $5 million. The acquisition included our investment, an investment from another institutional fund, as well as asset based financing. Our investment into Global fits one of the three specific criteria set forth by our Board of Directors regarding our investment criteria, that is that we invest in quality private companies in growth industries in which we believe long- term value will be created for our shareholders.

      On October 6, 2004, we announced our intention to issue a property dividend of 501,000 shares of the Global common stock we acquired to our shareholders. This distribution represents one-third of our equity position in Global. We made an additional investment of $50,000 in a different company later that month through a promissory note and security agreement.

      On November 18, 2004, we made an investment in Colmena Corp. by lending Colmena Corp. $200,000 through a Securities Purchase Agreement and underlying Secured Debenture. The note bears interest at the rate of 8% per annum and matures on August 18, 2004. We were also issued warrants to purchase up to 40,000 shares of Colmena Corp. common stock at an exercise price of $0.30 per share.

      In addition to the financing available under certain securities exemptions, we have received a commitment of $25,000,000 in financing from Cornell Capital. This financing should allow us to draw down funds as opportunities present themselves thereby affording us the flexibility to invest as opportunities present themselves.

      We are also exploring (i) the establishment of a Small Business Investment Company (SBIC) qualified subsidiary or (ii) acquisition of an SBIC qualified entity. We believe an SBIC has the advantage of U.S. Government matching funds which would further increase our flexibility with respect to financing structures and investment opportunities.

      Our principal offices are located at 2999 N.E. 191st Street, Penthouse 2, Aventura, FL 33180. Our telephone number is (305) 692-1832.

SALES & MARKETING

      We will rely to a significant extent on the initial efforts of our President and Chief Executive Officer, Jeffrey Sternberg, for most of our sales and marketing efforts. We will also rely, to a lesser extent, on the other members of our Board of Directors. As we generate additional working capital, we plan to expand our ability to market our services by hiring new officers and principals, employees and consultants. Our present marketing efforts are directed at small public and private companies that are well known within their respective markets and a history of profitability.

INSURANCE

      We do not maintain any insurance. Because we do not have any insurance, if we are made a party to a material action, the cost of litigation would have to be borne by us, largely from available company assets. It is possible that we may not have sufficient funds to defend such a litigation. If that occurs a judgment could be rendered against us which could cause us to cease operations.

GOVERNMENT REGULATIONS

      We are subject to the regulations of the Investment Act. As a business development company, we are required to maintain at least 70% of our assets invested in "eligible portfolio companies", which are loosely defined as any domestic company which is not publicly traded or that has assets less than $4 million.

COMPETITION

      We believe that we compete in a highly fragmented market. We expect to encounter substantial competition in its efforts to locate attractive opportunities, primarily from business development companies, venture capital partnerships and corporations, venture capital affiliates of large industrial and financial companies, small investment companies, and wealthy individuals. Many of these entities will have significantly greater experience, resources and managerial capabilities than we do and will therefore be in a better position than us to obtain access to attractive business opportunities.

RESEARCH AND DEVELOPMENT

      We do not spend any money on research and development.

EMPLOYEES

      As of December 3, 2004, we employ one full-time employee and two part-time consultants. We have no collective bargaining agreements with our employees. We expect to use consultants, attorneys and accountants as necessary, and do not anticipate a need to engage any additional full-time employees so long as we are seeking and evaluating business opportunities. The need for employees and their availability will be addressed in connection with the decision whether or not to acquire or participate in specific business opportunities.

PROPERTY

      Our principal executive offices are located in approximately 2,000 square feet of shared office space at 2999 N.E. 191st Street, Penthouse 2, Aventura, FL 33180. The lease at the principal executive offices runs month-to-month and rent paid is $500 per month.

                                   MANAGEMENT

      Our directors and executive officers and their ages as of December 3, 2004 are as follows:

      NAME                      AGE   POSITION
      ----                      ---   --------
                                      President, Chief Executive Officer, Chief
                                        Financial Officer and Chairman of the
      Jeffrey I. Sternberg      59      Board of Directors
      David Goldberg            43    Director
      Craig Press               45    Director

      The following is a brief description of the background of our directors and executive officers.

BACKGROUND INFORMATION

      JEFFREY I. STERNBERG. Mr. Sternberg was appointed as our Executive Vice President and as a member of our Board of Directors in March 2004 and was appointed as our President, Chief Executive Officer, Chief Financial Officer and as a the Chairman of our Board of Directors on July 16, 2004. Since June 2002, Mr. Sternberg has been the managing member of Phoenix Capital Partners, LLC a financial investment company located in Hollywood, Florida. Prior to his acquiring Phoenix Capital Partners, LLC, between August 2002 and November 2002, he worked for Atico International based in South Florida. Atico is a specialty importer of goods. Immediately prior to that time, Mr. Sternberg had worked for 7 years as a Senior Vice President at Herbko International, a worldwide manufacturer of general merchandise. Mr. Sternberg spent over two decades working with mass merchandisers, drug chains and specialty stores and consulting with regional and national buyers to distribute goods throughout the United States and Asia. Additionally, Mr. Sternberg served these and other customers by managing their imports and exports of products and arranging for the financing and the manufacturing of a wide variety of retail merchandise. Mr. Sternberg attended the University of Miami.

      CRAIG PRESS. Mr. Press was appointed to our Board of Directors on July 16, 2004. From 1996 to the present, Mr. Press has been the Vice President and head of operations for Georal International, Corp. and AJR International, Ltd., both located in Whitestone, New York. His responsibilities include the oversight and management of day to day operations of both company's employees, its sales, marketing, public relations and construction, of all of the company's products and services. Additionally, he is responsible for the day to day operations of the company's California facility and its personnel as well. Mr. Press also maintains control of the company's contacts with federal, state and municipal organizations as well as major real estate, banking and industrial corporations. Mr. Press is also a security consultant for anti-terrorism perimeter security, employee entrance and egress, fire, building and safety codes and negotiates all labor contracts with the New York City unions with which his company interacts.

      DAVID GOLDBERG. Mr. Goldberg was appointed to our Board of Directors on August 12, 2004. Mr. Goldberg devotes substantially all of his time to Championlyte Holdings Inc. (OTC BB: CPLY). Mr. Goldberg was appointed to CPLY's board of directors on February 11, 2003 and as its President on April 14, 2003. He is also the CEO of Championlyte Beverages, Inc., CPLY's subsidiary. Mr. Goldberg has approximately fifteen years of sales and marketing experience in the real estate and property management industry. From November 1999 until April 2003, Mr. Goldberg was the Vice President of marketing, sales and distribution for All Star Packaging, a packaging company in the poultry and egg industry. From May 1996 to May 2000, Mr. Goldberg was property manager and leasing agent of Camco Inc. where he managed and directed all operations of Camco Inc.'s retail industrial portfolio. Mr. Goldberg also oversaw management of various residential communities and ran the company's daily operations. From August 1995 to May 2000, Mr. Goldberg was also the principal owner of Gold's Gym Fitness & Health Center in Middletown, New York. Mr. Goldberg holds a Bachelor of Science degree in Business Administration from the State University New York, Delhi, New York.

EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE. The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended March 31, 2004, 2003 and 2002, paid to our most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                                          ------------------------------------ --------------------------------------------------
                                                                                 AWARDS
                                                                                 ------
                                            YEAR                                RESTRICTED       SECURITIES
                                           ENDING                                 STOCK          UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION               MARCH 31,      SALARY        BONUS      AWARD(S)         OPTIONS          COMPENSATION
---------------------------------------   ---------   -----------  ----------- ------------   -----------------   ----------------
Jeffrey I. Sternberg (1)                     2004          $0           --            --                 --                 --
President, CEO, CFO                          2003          --           --            --                 --                 --
and Chairman of the Board of Directors       2002          --           --            --                 --                 --

Brian Dvorak (2)                             2004          $0           --            --                 --                 --
Former Executive Officer and Director        2003          $0           --       300,000                 --                 --
                                             2002          $0           --            --                 --                 --

----------

(1) Mr. Sternberg was appointed as an Executive Vice President in March 2004 and did not receive any compensation during the fiscal year ending March 31, 2004.

(2) Mr. Dvorak resigned from the positions of President, Chief Executive Officer, Chief Financial Officer and his position on the Board of Directors in July 2004. Mr. Dvorak's received 300,000 shares of Common Stock valued at $210,000 in lieu of salary in the fiscal year ending March 31, 2003.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

      The Company has not issued any stock options to any of the executive officers listed in the Summary Compensation Table above.

COMPENSATION OF DIRECTORS

      We have no standard arrangement pursuant to which our Directors are compensated for services provided as a Director.

EMPLOYMENT AGREEMENTS

      Mr. Jeffrey Sternberg joined us in March 2004 as Executive Vice President and a member of our Board of Directors. Mr. Sternberg was subsequently appointed the Chief Executive Officer, Chief Financial Officer and the Chairman of our Board of Directors on July 16, 2004. On October 1, 2004, Mr. Sternberg was also appointed as our President. Mr. Sternberg is paid a base salary of $75,000 per year until October 1, 2005 at which time his salary will be increased to $100,000 per year and to $110,000 per year effective October 1, 2006. Mr. Sternberg is also eligible for a cash bonus and a private equity bonus. Mr. Sternberg's cash bonus is based in part on the Company's annual net after-tax profit as reported on its Annual Report on Form 10-KSB. Payment of Mr. Sternberg's cash bonus is at the discretion of the board of directors. Mr. Sternberg is also entitled to receive 5% of any equity received by the Company resulting from a Company financed investment in a private company. If Mr. Sternberg is terminated for any reason other than for Cause (as defined in his Employment Agreement) on or after April 1, 2004, Mr. Sternberg is entitled to continue receiving his base salary for a period of three months following the date he receives a notice of termination.

CHANGE IN CONTROL

      There are no arrangements which would result in payments to any officers or directors in the event of a change-in-control of Advantage Capital.

INDEMNIFICATION

      Our Bylaws provide that we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, to the fullest extent permitted or authorized under law. In certain cases, we may advance expenses incurred in defending any such proceeding. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                LEGAL PROCEEDINGS

      On September 2, 1998, a judgment was entered in United States District Court, District of Utah, Central Division, against C.E.C. Industries, Inc. in favor of George A. Matthews, Jr. a former President and Director of C.E.C. Industries. The judgment was entered in the amount of $207,306.93. The judgment award was to compensate Mr. Matthews for monies allegedly owed to him on his employment agreement, from an alleged wrongful stop transfer, interest and attorney's fees. The Company was unable to post a bond. The judgment was recorded in several states under the Sister State Judgment Act.

      On October 12, 2004, the Company was served with a third party complaint by American Motorists Insurance Company in victory Village Limited III v. Builders Control Services Company, Inc. and American Motorist Insurance Company, District Court, Clark County, Nevada. The complaint is based on alleged bond made by the Company to American Motorist in 1995. The Company has no knowledge of the basis of this lawsuit since it involved prior management and it is currently retaining an attorney in Nevada to respond to this complaint.

                             PRINCIPAL SHAREHOLDERS

BENEFICIAL OWNERS

      As of December 3, 2004, other than the directors and executive officers identified in the table under "Directors and Executive Officers" section below, no person owned beneficially more than five percent (5%) of our common stock.

DIRECTORS AND EXECUTIVE OFFICERS

      The following table shows the amount of our capital stock beneficially owned by our directors, the executive officers named in the Summary Compensation Table above and by all directors and executive officers as a group as of December 3, 2004. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. As of November 29, 2004, we had 14,999,545 shares of common stock outstanding.

                                                                  SHARES
                                                                BENEFICIALLY            PERCENT
NAME AND ADDRESS                          TITLE OF CLASS          OWNED (1)           OF CLASS(1)
-------------------------------------     -------------------   ----------------   ---------------
Jeffrey I. Sternberg
2999 N.E. 191st Street
Penthouse #2
Aventura, FL  33180                       Common                    273,220                1.8%

Craig Press
2999 N.E. 191st Street
Penthouse #2
Aventura, FL  33180                       Common                    165,951                1.1%

David Goldberg
2999 N.E. 191st Street
Penthouse #2
Aventura, FL  33180                       Common                    165,951                1.1%

Brian Dvorak (2)                          Common                    500,000                3.3%

Officers and Directors as a Group
(3 Persons)                               Common                    406,902                2.7%

----------

*     Less than 1%.

(1) Applicable percentage of ownership is based on 14,999,545 shares of common stock outstanding as of November 29, 2004, together with applicable options for each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within sixty days of November 29, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Mr. Dvorak resigned from the positions of President, Chief Executive Officer, Chief Financial Officer and his position on the Board of Directors in July 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On January 16, 2003, the Company issued 300,000 shares of its common stock to its then president, Mr. Brian Dvorak for executive compensation amounting to $210,000.

      On June 17, 2003, the Company issued 15,000 shares of its common stock to its then president, Mr. Brian Dvorak for executive compensation amounting to $10,500.

      On September 28, 2003, the Company entered into an Engagement Agreement with Knightsbridge Holdings, LLC pursuant to which Knightsbridge would provide certain services to the Company. The Engagement Agreement was amended on September 27, 2004. As consideration for the services rendered by Knightsbridge, the Company is required to pay Knightsbridge a retainer of $7,500 per month, which Knightsbridge may take in the form of registered shares of the Company's common stock. Additionally, the Company agreed to pay Knightsbridge, or its assignees, common stock of the Company, upon the closing of a financing transaction, equal to 10.00% of the equity received by the Company in connection with the financing transactions. The shares issuable pursuant to the agreement carry full ratchet anti-dilution protection for Knightsbridge.

      On August 20, 2004 the Company issued 331,900 shares of common stock to Knightsbridge Holdings, LLC for services rendered pursuant to the terms of an Engagement Agreement between the Company and Knightsbridge Holdings, LLC. Knightsbridge Holdings, LLC subsequently transferred 165,950 shares of common stock to Craig Press and 165,950 shares of common stock to David Goldberg.

      In July 2004 the Company reached a settlement with its former director and several consultants for the return of common stock and settlement of amounts owed. The Company received and subsequently cancelled a total of 670,000 shares of common stock from those individuals and recorded a gain of $159,512 of amounts owed to them and a contribution of capital of $595,516.

      We believe that each of the above referenced transactions was made on terms no less favorable to us than could have been obtained from an unaffiliated third party. Furthermore, any future transactions or loans between us and our officers, directors, principal stockholders or affiliates, and any forgiveness of such loans, will be on terms no less favorable to us than could be obtained from an unaffiliated third party, and will be approved by a majority of our directors.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

      Our common stock is quoted on the Pink Sheets under the symbol "AVCP."

      The following table sets forth the range of high and low bid prices for the common stock for each calendar quarter since March 31, 2003, as reported by the National Quotation Bureau, and represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions. All shares in this table reflect a 1:10 reverse stock split that took place on September 1, 2004 and a 1:100 split that took place on December 3, 2002.

                                        BID PRICE PER SHARE
                                        -------------------
                                     HIGH                 LOW
                                     ----                 ---
   2002
   QUARTER ENDED
   March 31, 2002                    $3.00               $1.00
   June 30, 2002                     $1.20               $0.06
   September 30, 2002                $0.60               $0.20
   December 31, 2002                 $0.45               $0.20

   2003
   March 31, 2003                    $1.70               $0.40
   June 30, 2003                     $5.20               $0.50
   September 30, 2003                $4.00               $1.80
   December 31, 2003                 $2.50               $1.20

   2004
   March 31, 2004                    $1.70               $0.13
   June 30, 2004                     $0.60               $0.10
   September 30, 2004                $0.72               $0.10

----------

      As of November 29, 2004, we believe there were approximately 1,692 holders of record of our common stock.

      We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

      On August 12, 2004, Advantage Capital amended its Articles of Incorporation and now is authorized to issue up to 5,000,000,000 shares of common stock, with a par value of $0.001 per share, of which 14,999,545 shares are issued and outstanding as of November 29, 2004. The number of shares that are issued reflects a 1 - 10 reverse split the Company's Board of Directors authorized on the same date that it authorized the amendment of its Articles of Incorporation.

      Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights.

      Advantage Capital does not currently anticipate paying any cash dividends on its common stock, although it expects to issue property dividends from time to time. In the event of a liquidation, dissolution or winding up of Advantage Capital, the holders of shares of common stock are entitled to share pro-rata all assets remaining after payment in full of all liabilities, subject however, to any rights of the shareholders of preferred shares issued and outstanding at the time of such liquidation, dissolution or winding up of Advantage Capital (see preferred stock below). Holders of common stock have no preemptive rights to purchase Advantage Capital's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

OPTIONS AND WARRANTS

      As of December 3, 2004, we had no outstanding options or warrants.

TRANSFER AGENT AND REGISTRAR.

      Pacific Stock Transfer Company is the transfer agent and registrar for our common stock. Its address is 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

                          CHANGES IN AND DISAGREEMENTS
             WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      In November, 2004, our board of directors approved a decision to engage Weiner, Goodman and Company, P.C. of Eatontown, New Jersey. Our decision to engage Weiner, Goodman and Company, P.C. was made in part, due to our belief that they had additional experience and expertise in representing business development companies.

      In May, 2002, our board of directors approved a decision to engage our prior accountants Russell & Atkins, PLC (previously known as Hunter, Atkins & Russell, PLC) of 5805 North Grand Blvd., Suite D, Oklahoma City, Oklahoma, as our independent auditors for our fiscal year ending March 31, 2003. Russell & Atkins, PLC accepted the appointment effective May 31, 2002. Prior to such date, the Company had not consulted with Russell & Atkins, PLC regarding (i) the application of accounting principles, (ii) the type of audit opinion that might be rendered by Russell & Atkins, PLC, or (iii) any other matter that was the subject of a disagreement between the Company and its former auditor.

      Russell & Atkins, PLC also audited our financial statements for the year ending March 31, 2003 which are provided in this registration statement.

      The auditor that preceded Russell & Atkins, PLC, James E. Slayton, CPA resigned as the independent auditor on May 31, 2002. The report of James E. Slayton, CPA on our financial statements for the year ended March 31, 2002, did not contain an adverse, qualified or disclaimer of opinion nor was it qualified or modified as to audit scope or accounting principles. However, the report did contain an explanatory paragraph wherein James E. Slayton, CPA expressed substantial doubt about our ability to continue as a going concern.

      We requested that James E. Slayton, CPA furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made by us. A copy of the letter to the SEC dated December 29, 2003, is filed as Exhibit 16.1 to our Form 8-K filed with the SEC on December 30, 2003.

                                     EXPERTS

      The financial statements as of June 30, 2004 and 2003 and for each of the years in the period ended March 31, 2004 and 2003 included in this Prospectus have been included in reliance on the report of Russell & Atkins, PLC, independent accountants, given on the authority of said firm as experts in auditing and accounting. Each of the reports contains an explanatory paragraph relating to Advantage Capital's ability to continue as a going concern.

                                  LEGAL MATTERS

      Schiff Hardin LLP, Washington, D.C., will pass upon the validity of the shares of our common stock.

                              AVAILABLE INFORMATION

      For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

      Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                       ADVANTAGE CAPITAL DEVELOPMENT CORP.
                              FINANCIAL STATEMENTS
                                      INDEX


Consolidated Balance Sheets as of September 30, 2004 (unaudited)                                                       F-2

Consolidated Statement of Operations for the Three Months Ended September 30, 2004 and June 30, 2003 (unaudited)       F-3

Consolidated Statement of Cash Flows for the Three Months Ended September 30, 2004 and September 30, 2003 (unaudited)  F-4

Notes to Condensed Consolidated Financial Statements (unaudited)                                                       F-5


Independent Auditors Report                                                                                            F-9

Consolidated Balance Sheets as of March 31, 2004 and March 31, 2003                                                    F-10

Consolidated Statements of Operations for the Years Ended March 31, 2004 and March 31, 2003                            F-11

Statements of Stockholders' Equity                                                                                     F-12

Consolidated Statements of Cash Flows for the Years Ended March 31, 2004 and March 31, 2003                            F-13

Notes to Financial Statements                                                                                          F-14

                       ADVANTAGE CAPITAL DEVELOPMENT CORP
                                  Balance Sheet
                               September 30, 2004
                                   (Unaudited)

                             ASSETS

CURRENT ASSETS:
     Cash                                                $    914,893
     Interest receivable                                        3,294
     Prepaid expenses                                          78,750
     Note receivable                                          500,000
                                                         ------------

         TOTAL CURRENT ASSETS                               1,496,937

Deferred financing costs, Net                                  96,804
                                                         ------------
                                                         $  1,593,741
                                                         ============

             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                    $     14,153
     Judgements payable                                       207,306
     Accrued expenses                                          42,306
     Notes payable                                            231,200
                                                         ------------
         TOTAL CURRENT LIABILITES                             494,965
                                                         ------------

Convertible notes payable                                   1,000,000

STOCKHOLDERS' EQUITY:
     Common stock, $.001 par value, 5,000,000,000
          shares authorized;9,693,041 shares
          issued and outstanding                                9,693
     Additional paid-in capital                            11,140,548
     Accumulated deficit                                  (11,051,465)

                                                         ------------
        TOTAL STOCKHOLDERS' EQUITY                             98,776
                                                         ------------

                                                         $  1,593,741
                                                         ============

                   See notes to unaudited financial statements

                       ADVANTAGE CAPITAL DEVELOPMENT CORP
                            STATEMENTS OF OPERATIONS
         FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

                                                        For the Three Months           For the Six Months
                                                        Ended Septmeber 30,            Ended September 30,
                                                        2004            2003           2004           2003
                                                    ------------   -------------   ------------    ------------
                                                     (Unaudited)    (Unaudited)     (Unaudited)     (Unaudited)
REVENUES:
  Capital raising fees                              $    50,000    $        --     $    50,000     $        --
  Interest income                                         3,313             --           3,313              --
                                                    -----------    -----------     -----------     -----------

                                                         53,313             --          53,313              --

COSTS AND EXPENSES:
    General and administrative                           69,276         21,055          74,828          44,060
                                                    -----------    -----------     -----------     -----------

OPERATING LOSS                                          (15,963)       (21,055)        (21,515)        (44,060)

Interest expense                                         16,056             --          16,056              --
Beneficial converion feature on
 convertible notes                                      157,333             --         157,333              --
Write off of technology                                      --             --         396,415              --
Gain on retirement of payables                               --             --        (159,512)             --
                                                    -----------    -----------     -----------     -----------
                                                        173,389             --         410,292              --

NET LOSS                                            $  (189,352)   $   (21,055)    $  (431,807)    $   (44,060)
                                                    -----------    -----------     -----------     -----------

WEIGHTED AVERAGE NUMBER OF COMMON                     6,976,724      3,822,637       6,255,548       3,822,637
    SHARES OUTSTANDING - basic and diluted
                                                    -----------    -----------     -----------     -----------

NET LOSS PER SHARE - basic and diluted              $     (0.03)   $     (0.01)    $     (0.07)    $     (0.01)
                                                    ===========    ===========     ===========     ===========

                   See notes to unaudited financial statements

                       ADVANTAGE CAPITAL DEVELOPMENT CORP
                            STATEMENTS OF CASH FLOWS
              FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                   (Unaudited)

                                                            For the Six Months
                                                            Ended September 30,
                                                          2004             2003
                                                      ------------    ------------
                                                       (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net loss                                         $  (431,807)    $   (44,060)
                                                      -----------     -----------

     Adjustments to reconcile net loss
       to net cash used in operating
          activities:
       Depreciation and amortization                        3,196              --
       Beneficial conversion expense                      157,333              --
       Stock issued for services                           60,166              --
       Write off of technology                            396,415              --
       Gain on retirement of payables                    (159,512)         42,700

     Changes in assets and liabilities:
       Increase in interest receivable                     (3,294)             --
       Increase in prepaid expenses                       (78,750)             --
       Increase in deferred financing costs              (100,000)             --
       Accounts  payable ans accrued expenses               9,847           1,250

                                                      -----------     -----------
NET CASH USED IN OPERATING ACTIVITIES                    (146,406)           (110)
                                                      -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Note receivable                                       (500,000)             --

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from note payable                            12,500              --
     Proceeds from convertible notes                    1,000,000              --
     Proceeds from issuance of common stock               548,799              --

                                                      -----------     -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES               1,561,299              --
                                                      -----------     -----------

NET INCREASE (DECREASE) IN CASH                           914,893            (110)

CASH, beginning of period                                      --             495

                                                      -----------     -----------

CASH, end of period                                   $   914,893     $       385
                                                      -----------     -----------

SUPPLEMENTAL CASH FLOW INFORMATION:

Non cash transactions

        Accounts payable contributed to capital       $   595,516     $        --
                                                      -----------     -----------

        Conversion of accounts payable and accrued
        accrued expenses to common stock              $    60,166     $        --
                                                      -----------     -----------

Cash paid for:
    Interest                                          $        --     $        --
                                                      ===========     ===========
    Income Taxes                                      $        --     $        --
                                                      ===========     ===========

                   See notes to unaudited financial statements

1. BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with Generally accepted accounting principles for interim financial information and with instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the three and six-month period ended September 30, 2004 are not necessarily indicative of the results to be expected for the year ended March 31, 2005. The interim financial statements should be read in conjunction with the audited financial statements and notes, contained in the Company's Annual Report on Form 10-KSB for the year-ended March 31, 2004.

2. SIGNIFICANT ACCOUNTING POLICIES

      Basis of Accounting

These financial statements are presented on the accrual method of accounting in accordance with generally accepted accounting principles. Significant accounting principles followed by the Company and the methods of applying those principles, which materially affect the determination of financial position and cash flows, are summarized below.

      Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

      Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and investments, purchased with an original maturity date of three months or less, to be cash equivalents.

      Income Taxes

The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse.

      Net earnings (loss) per share

Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, less shares subject to repurchase. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible preferred stock, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from this computation, as their effect is anti-dilutive.

      Fair Value of Financial Instruments

The carrying amount of cash and accounts payable are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

      Revenue Recognition

Revenue is recognized in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectibility is reasonably assured.

3. RECENT ACCOUNTING PRONOUNCEMENTS

In December 2003, the FASB issued SFAS No. 132 (Revised) ("SFAS No. 132-R"), "Employer's Disclosure about Pensions and Other Postretirement Benefits." SFAS No. 132-R retains disclosure requirements of the original SFAS No. 132 and requires additional disclosures relating to assets, obligations, cash flows, and net periodic benefit cost for defined benefit pension plans and defined benefit post retirement plans. SFAS No. 132-R is effective for fiscal years ending after December 15, 2003, except that certain disclosures are effective for fiscal years ending after June 15, 2004. Interim period disclosures are effective for interim periods beginning after December 15, 2003.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.

The adoption of the provisions of SFAS No. 150 did not have a material impact on the Company's financial position.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this statement did not have a material impact on the Company's results of operations or financial position.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. In December 2003, the FASB issued FIN 46 (Revised) ("FIN 46-R") to address certain FIN 46 implementation issues. This interpretation requires that the assets, liabilities, and results of activities of a Variable Interest Entity ("VIE") be consolidated into the financial statements of the enterprise that has a controlling interest in the VIE. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before February 1, 2003, this interpretation is effective no later than the end of the first interim or reporting period ending after March 15, 2004, except for those VIE's that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim or annual reporting period ending after December 15, 2003. For all entities that were acquired subsequent to January 31, 2003, this interpretation is effective as of the first interim or annual period ending after December 31, 2003. The adoption of FIN 46 did not have a material impact on the Company's results of operations or financial position.

In November 2002, the FASB issued FASB Interpretation No. ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. This interpretation clarifies that a guarantor is required to recognize, at the inception of certain types of guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation were effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted FIN 45 on January 1, 2003. The adoption of FIN 45 did not have a material impact on the Company's results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. The Company adopted SFAS No. 146 on January 1, 2003. The adoption of SFAS No. 146 did not have a material impact on the Company's result of operations or financial position.

4. INTEREST RECEIVABLE

Interest receivable consist of amounts owed to the Company from one of its investments.

5. PREPAID EXPENSES

Prepaid expenses consists of the following:

                                    Consulting     $  18,750
                                    Legal             60,000
                                                   ---------
                                    Total          $  78,750
                                                   =========

6. NOTES RECEIVABLE

On August 23, 2004, the Company entered into a Business Development Agreement with Global IT Holdings, Inc. ("Global"), a New York-based holding company created to acquire targeted internet technology (IT) staffing firms. In addition to receiving a fifteen percent (15%) stake in Global common stock, in exchange for our commitment to provide business development services to Global. The Company invested $500,000 through a collateralized senior debenture in the amount of $500,000. The note bears interest at six and one-half percent (6.5%) and matures on December 31, 2004 The Company recorded income of $3,295 for the quarter ended September 30, 2004.

7. JUDGEMENTS PAYABLE

On September 2, 1998, a judgment was entered in United States District Court, District of Utah, Central Division, against C.E.C. Industries, Inc. in favor of George A. Matthews, Jr. a former President and Director of C.E.C. Industries. The judgment entered was in the amount of $207,306.93. The judgment award was to compensate Mr. Matthews for monies allegedly owed to him on his Employment Agreement, from an alleged wrongful stop transfer, interest, and attorney's fees. The Company was unable to post a bond. The judgment was recorded in several states under the Sister State Judgment Act. The statute of limitations on this judgment is six (6) years from the date of the judgment and therefore the judgment lapsed on September 2, 2004.

8.NOTES PAYABLE

On November 1, 2003, the Company issued $150,000 in convertible notes payable in connection with certain advances. These advances were subsequently increased to $ 218,700. The notes bear interest at the rate of 6.5% interest and are due November 1, 2004. These notes are convertible into common stock based 70% of the average of the lowest of three days trading during the five days preceding the conversion or the average of the lowest three days trading prices during the five days preceding the funding dates of these notes. As of September 30, 2004 that Company has recorded $11,262 of accrued interest associated with these notes.

9. CONVERTIBLE NOTES PAYABLE

On August 25, 2004, the Company issued $1,000,000 in convertible debentures to Cornell Capital. These debentures are convertible into shares of our Common Stock at the price per share price equal to the volume weighted average price of the Common Stock as listed on Pink Sheets or OTC Bulletin Board (or Nasdaq SmallCap Market or American Stock Exchange), as quoted by Bloomberg L.P. during the three (3) trading days immediately preceding the conversion date. These convertible debentures bear interest at 5% and are convertible at the holder's option. These convertible debentures have a term of three years and may be redeemed, at our option at a 20% premium. The Company was obligated to pay a $100,000 financing fee to Cornell for the note. The financing fees are being amortized over the life of the note. The Company recorded an expense of $157,333 associated with the beneficial conversion feature of this note.

10. COMMON STOCK

In July 2004 the Company reached a settlement with its former director and several consultants for the return of common stock and settlement of amounts owed. The Company received and subsequently cancelled a total of 6,700,000 shares of common stock from those individuals and recorded a gain of $159,512 of amounts owed to them and a contribution of capital of $595,516.

On August 26, 2004, the Company issued 1,659,504 shares to David Goldberg and 1,659,504 shares to Craig Press. Such shares were issued for services rendered by Knightsbridge Holdings, LLC pursuant to its Engagement Agreement with the Company and Knightsbridge subsequently assigned such shares to David Goldberg and Craig Press.

On August 31, 2004, the Company effectuated a 1-10 reverse split of its issued and outstanding common stock. After such split the Company had 6,204,372 shares issued and outstanding.

In August and September 2004 the Company sold a total of 3,658,669 at a price of $.15 per shares for net proceeds of $548,799.

In August 2004, the Company entered into a Standby Equity Distribution Agreement with. Under this agreement, we may issue and sell to Cornell Capital, Common Stock for a total purchase price of up to $25.0 million. The Companu will be entitled to commence drawing down on the Standby Equity Distribution Agreement when the sale of the Common Stock under the Standby Equity Distribution Agreement is registered with the SEC and for two years thereafter. The purchase price for the shares will be equal to 98% of the market price, which is defined as the lowest closing bid price of the Common Stock during the five trading days following the notice date. A cash fee equal to ten percent (10%) of the cash proceeds of the draw down is also payable at the time of funding. To date, the Company has not received any funding under the Standby Equity Distribution Agreement.

In September 2004 the Company issued a total of 500,000 shares of common stock for past services of $13,500.

11. SUBSEQUENT EVENTS

The Company sold an additional 993,334 shares of common stock at a price of $.15 for net proceeds of $149,900.

The Company issued a total of 4,000,000 shares of common to be held in escrow as part of a purchase option agreement. The purchaser has the right to purchase shares a price of 70% of the lowest 5 day closing price for the 20 days prior to the closing date. Any shares still held in escrow on September 21, 2005 will be returned to the Company.

In October 2004 the Company entered into a promissory note and security agreement in the amount of $50,000 with a company. The note bears interest at a rate of 10% per annum. The third party has agreed that the return on the note will be 25% and will have 90 days from the date of the note repayment to pay the difference.

                             Russell & Atkins, PLC
                          Certified Public Accountants

To the Stockholders and Board of Directors
C.E.C. Industries Corp.

We have audited the accompanying balance sheet of C.E.C. Industries Corp. (a development stage company) as of March 31, 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended March 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not examine the financial statements of the Company prior to April 1, 2002, and these statements were audited by the other auditors whose report dated April 5, 2002, has been furnished to us and contained a paragraph describing their concerns regarding the ability of the Company to continue as a going concern.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C.E.C. Industries Corp. as of March 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The Company's consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred accumulated losses since inception of $10,619,659. These factors as discussed in Note 8 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Russell & Atkins, PLC
------------------------------
/s/ Russell & Atkins

Edmond, Oklahoma
July 12, 2004


                          P O Box 1035, Edmond, Oklahoma  73083
                 Telephone: 405 209-5485 Fax: 405 843-9975

                      C.E.C. INDUSTRIES, CORP. AND SUBSIDIARIES
                             (A DEVELOPMENT STAGE COMPANY)
                               CONSOLIDATED BALANCE SHEET
                                        AS AT
                            MARCH 31, 2004 and MARCH 31, 2003

                                                 March 31, 2004 March 31, 2003
     ASSETS
CURRENT
Cash                                               $ 13,507.00     $    495.00
Prepaid expenses                                             -               -
                                                --------------   -------------

Total Current Assets                                 13,507.00          495.00
                                                --------------   -------------


OTHER
Oil & Gas Interests                                 116,415.00      116,415.00
Technological rights                                225,000.00               -
                                                --------------   -------------


Total Other Assets                                 $371,415.00     $116,415.00
                                                --------------   -------------


TOTAL ASSETS                                       $384,922.00     $116,910.00
                                                --------------   -------------
                                                --------------   -------------


LIABILITIES & STOCKHOLDERS' EQUITY

LIABILITIES
Accounts Payable                                 $  789,950.00     $774,336.00
Judgement Payable                                   207,306.00      207,306.00
Convertible notes payable                           218,700.00               -
                                                --------------   -------------

Total Current Liabilities                        $1,215,956.00     $981,642.00
                                                --------------   -------------


STOCKHOLDERS' EQUITY

Preferred stock, par value $.001, convertible
authorized - 100,000,000
issued and outstanding - none
Common stock, par value $.001, authorized -
50,000,000
issued and outstanding 58,724,707
(2003 - 34,309,707                                2,097,405.00    2,072,990.00

Additional Paid in Capital                        7,691,220.00    6,336,230.00

Deficit accumulated during
development stage                               (10,619,659.00)  (9,303,952.00)
                                                --------------   -------------


Total Stockholders' Equity                         (831,034.00)    (864,732.00)
                                                --------------   -------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY           $384,922.00     $116,910.00
                                                --------------   -------------
                                                --------------   -------------

                       See accompanying notes to financial statements

                       C.E.C. INDUSTRIES, CORP. AND SUBSIDIARIES
                                (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED STATEMENT OF OPERATIONS
                                      FOR YEARS ENDING
                            March 31, 2004 and March 31, 2003

                                                 March 31, 2004 March 31, 2003

ROYALTY REVENUE                                          0.00             0.00
                                                --------------   -------------

OPERATING EXPENSES

Consulting fees                                  1,049,405.00        27,300.00
Management fees                                          0.00       210,000.00
General and Administrative                          23,542.00         4,671.00
                                                --------------   -------------
Total Operating Expenses                         1,072,947.00       241,971.00
                                                --------------   -------------
OPERATING LOSS                                  (1,072,947.00)     (241,971.00)
                                                --------------   -------------
OTHER ITEMS
Write off of notes receivable                     (200,000.00)            0.00
Writedown of technology rights                     (45,000.00)            0.00
                                                --------------   -------------
                                                  (245,000.00)
                                                --------------   -------------

NET LOSS                                        (1,317,947.00)     (241,971.00)
                                                --------------   -------------
                                                --------------   -------------

Weighted average number of shares outstanding -
basic and fully diluted                            44,444,885        7,552,447

Net Loss per share - basic and fully diluted      $     (0.03)      $    (0.01)

                       See accompanying notes to financial statements

                  C.E.C. INDUSTRIES, CORP. AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE COMPANY)
         CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     FROM APRIL 1, 1999 TO MARCH 31, 2004

                                                                       Deficit
                                                                     Accumulated
                                                        Additional      during
                             Common  Stock               Paid-In     Development
                                Shares        Amount     Capital        Stage       Totals
-------------------------------------------------------------------------------------------
Balance - April 1, 1999         187,320   $  934,090   $7,124,830  $(8,741,314) $(682,394)

April 1999 - Stock issued for
legal services                    1,002        5,000       (2,000)                  3,000

Net loss - March 31, 2000                                             (147,178)  (147,178)
-------------------------------------------------------------------------------------------
Balance March 31, 2000          188,322      939,090    7,122,830   (8,888,492)  (826,572)

September 2000
stock issued for services        20,000      100,000      (60,000)                 40,000

October 2000
stock issued for services       200,000    1,000,000     (900,000)                100,000

Net loss - March 31, 2001                                             (167,953)  (167,953)
-------------------------------------------------------------------------------------------
Balance - March 31, 2001        408,322    2,039,090    6,162,830   (9,056,445)  (854,525)

Net loss - March 31, 2002                                               (5,536)    (5,536)
-------------------------------------------------------------------------------------------
Balance - March 31, 2002        408,322    2,039,090    6,162,830   (9,061,981)  (860,061)

Rounding due to reverse split     1,385

Issuance of S-8 stock
for services                  3,900,000        3,900       23,400                  27,300

January 2003 - issuance of
stock for management fees    30,000,000       30,000      180,000                 210,000

Net loss - March 31, 2003                                             (241,971)  (241,971)
-------------------------------------------------------------------------------------------
Balance - March 31, 2003     34,309,707    2,072,990    6,366,230   (9,303,952)  (864,732)

Issuance of S-8 stock
for services during period   16,815,000       16,815      917,590                 934,405

Issuance of 144 stock
for services                  4,600,000        4,600      110,400                 115,000

Issuance of 144 stock for
technology rights             3,000,000        3,000      297,000                 300,000

Net loss - March 31, 2004                                           (1,317,947)(1,317,947)
-------------------------------------------------------------------------------------------
Balance - March 31, 2004     58,724,707    2,097,405    7,691,220  (10,621,899)  (833,276)

                       See accompanying notes to financial statements

                       C.E.C. INDUSTRIES, CORP. AND SUBSIDIARIES
                               (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED STATEMENT OF CASH FLOWS
                                    FOR THE YEARS ENDED
                             March 31, 2004 and March 31, 2003

                                                 March 31, 2004 March 31, 2003
Cash Flows From Operating Activities:
Net Loss for the period                          $(1,317,947.00)  $(241,971.00)
Adjustments to Reconcile Net Loss to Net
Cash used in operating activities:
Stock issued for services                          1,049,405.00     237,300.00
Writedown of technology rights                        45,000.00
Acquisition of technology rights for stock           300,000.00

Change in assets and liabilities:
Increase in prepaid expenses
Increase in accounts payable                          17,854.00       4,690.00
                                                    -----------    -----------
Net Cash Used in Operating Activities                 94,312.00          19.00
                                                    -----------    -----------

Cash Flows From Investing Activities
Acquisition of technology rights                    (300,000.00)
                                                    -----------    -----------

Net Cash Used In Investing Activities               (300,000.00)
                                                    -----------    -----------

Cash Flows From Financing Activities
Notes Payable                                        218,700.00
                                                    -----------    -----------

Net Cash Provided by Financing Activities            218,700.00

Change in Cash                                        13,012.00          19.00

Cash and Cash Equivalents - Beginning of year            495.00         476.00
                                                  -------------    -----------

Cash and Cash Equivalents - End of year             $ 13,507.00   $     495.00
                                                  -------------    -----------

Supplementary Information
Interest Paid                                    $     195.00     $     180.00
Taxes Paid                                       $       0.00     $       0.00

                       See accompanying notes to financial statements

                 C.E.C. Industries, Corp. and Subsidiaries
                       (A Development Stage Company)
                       NOTES TO FINANCIAL STATEMENTS

 1.  GENERAL

     Business and Principles of Consolidation

The consolidated financial statements include the accounts of C.E.C. Industries Corp. (the Parent) and its subsidiaries, Custom Environmental International, Inc. ("CEI") (80% owned the reduction in ownership of CEI from 90% was due to the issuance of additional shares of common stock to employees in lieu of salaries), Plata Oro (57% owned), Moonridge Development Corp. (100% owned), Sterling Travel (100% owned), Microsphere Technology (100% owned), Islet Transplant Technology (100% owned), Mid-Nevada Art, Inc. (100% owned) and Basia Holding, Inc. (100% owned.). During the fiscal year 1996, the Sterling Travel (100%) purchase was canceled due nonperformance by Sterling Travel. During the fiscal year 1996, Microshpere Technology (100%) and Islet Transplant Technology (100%) operations were discontinued. During the fiscal year 1997, the Company sold Moonridge Development Corp. Custom Environmental International, Inc. is developing and marketing a carbon regeneration furnace. Plata Oro is involved in minerals exploration but has been inactive for several years. Moonridge Development Corp. develops unimproved land in Las Vegas, Nevada. Sterling Travel is a travel agency in Boca Raton, Florida. Microsphere Technology and Islet Transplant Technology are engaged in research and development of medical technology. Mid-Nevada Art, Inc. purchases artworks for lease and rental. Basia Holding, Inc. holds title by quitclaim deed to approximately 9,000 unencumbered acres of land and coal reserves. All subsidiaries are inactive and the Company does not expect any operations in aforementioned subsidiaries in the future. The books and records of the Company already reflect the writedown of investments in these subsidiaries in prior years.


     Development Stage Enterprise

The Company has no revenues and has just commenced operations. The Company's activities are accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("SFAS 7"). Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity(deficit) and cash flows disclose activity since the date of the Company's inception.


 2.  SIGNIFICANT ACCOUNTING POLICIES

     Basis of Accounting

These financial statements are presented on the accrual method of accounting in accordance with generally accepted accounting principles. Significant accounting principles followed by the Company and the methods of applying those principles, which materially affect the determination of financial position and cash flows, are summarized below.

     Basis of Consolidation

The accompanying consolidated financial statements include the accounts of C.E.C Industries, Corp. and its wholly owned subsidiaries, as named above. All significant intercompany transactions and balances have been eliminated on consolidation

                 C.E.C. Industries, Corp. and Subsidiaries
                       (A Development Stage Company)
                       NOTES TO FINANCIAL STATEMENTS

 2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

     Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and investments, purchased with an original maturity date of three months or less, to be cash equivalents.

     Income Taxes

The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse.

     Net earnings(loss) per share

Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, less shares subject to repurchase. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible preferred stock, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from this computation, as their effect is anti-dilutive.

     Fair Value of Financial Instruments

The carrying amount of cash and accounts payable are considered to be representative of their respective fair values because of the short-term nature of these financial instruments


     Revenue Recognition

Royalty revenues are recorded as received from oil and gas leasehold interests and retained overriding royalty rights.


 3.  RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," were issued. SFAS No. 141 changes certain accounting methods used for business combinations. Specifically, it requires use of the purchase method of accounting for all business combinations, and eliminates the pooling-of-interests method. SFAS No. 142 establishes new guidance on how to account for purchased intangible assets, and for goodwill and intangible assets after a business combination is completed.

                 C.E.C. Industries, Corp. and Subsidiaries
                       (A Development Stage Company)
                       NOTES TO FINANCIAL STATEMENTS

 3.  RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of and APB No. 30, Reporting the Results of Operations - Reporting the Effects of the Disposal of a Segment Business and extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS No. 144 retains the provisions of APB No. 30 for presentation of discontinued operations in the income statement, but broadens the presentation to include a component of an entity. SFAS No. 144 is effective for our fiscal year beginning July 1, 2002.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses accounting for restructuring and similar costs. SFAS NO. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. SFAS No 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred, SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amount recognized. SFAS NO. 146 is effective for exit or disposal activities that are initiated after December 31, 2002.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123" (FAS 148). The statement amends SFAS 123 "Accounting for Stock Based Compensation:" (FAS 123) to provide alternative methods of voluntarily transition to the fair value based method of accounting for stock based employee compensation. FAS 148 also amends the disclosure requirement of FAS 123 to require disclosure of the method used to account for stock based employee compensation and the effect of the method on reported results in both annual and interim financial statements. The disclosure provisions will be effective for the Company beginning with the Company's quarter ended March 31, 2003. The Company has no current intention to change its policy of accounting for stock-based compensation.

In November 2002, the FASB Interpretation No. 45 (FIN 45) " Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of certain guarantees. FIN 45 also requires disclosure about certain guarantees that an entity has issued. The Company has implemented the disclosure requirements required by FIN 45, which were effective for fiscal years ending after December 15, 2002. The Company will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities, and Interpretation of ARB

No.51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficial of the entity if the equity investors in the entity do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning on or after June 15, 2003.

                 C.E.C. Industries, Corp. and Subsidiaries
                       (A Development Stage Company)

                       NOTES TO FINANCIAL STATEMENTS

 3.  RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

On April 30, 2003 the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The amendments set forth in Statement 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is effective for contracts entered into or modified after June 30, 2003.


On May 15, 2003 the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in statements of financial position. In addition to its requirements for the classification and measurement of financial instruments in its scope, Statement 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003.

Management's preliminary assessment of these recent pronouncements is that they will not have a material impact on the Company's financial position or results of operations since the Company is inactive.

 4.  TECHNOLOGY RIGHTS

On December 30, 2003 the Company acquired certain technology rights from PayCard, a company providing payroll debit cards to employers and individuals. This purchase was part of a purchase of 80% of the common stock of PayCard. However, this acquisition was short lived and the shares reverted back to the original owners before the year end. The Company however retained the technology rights to the software which were subsequently sold in June 2004 for reduction of certain debt of the Company for $ 255,000. The writedown of the technology rights has been reflected in the operating statement of the Company.

 5.  CAPITAL STOCK TRANSACTIONS

On December 2, 2002, the Company consummated a 100:1 reverse stock split.

On December 2, 2002, the Company authorized a 100:1 reverse split. All common stock issues are listed as if the reverse had been effect all periods.

On December 3, 2002, the Company filed a S-8 authorizing the issuance of 10,000,000 of its par value $.001 common stock per the filed stock plan.

On December 3, 2002, the Company issued 200,000 shares of its Common Stock at $.007 per share per its S-8 stock plan.

December 5, 2002, the Company issued 1,300,000 shares of its Common Stock at $.007 per share per its S-8 stock plan.

                 C.E.C. Industries, Corp. and Subsidiaries
                       (A Development Stage Company)
                       NOTES TO FINANCIAL STATEMENTS

 5.   CAPITAL STOCK TRANSACTIONS (CONTINUED)

On January 13, 2003, the Company issued 400,000 shares of its Common Stock at $.007 per share per its S-8 stock plan.

On January 16, 2003, the Company issued 2,000,000 shares of its Common Stock at $.007 per share per its S-8 stock plan.

On January 16, 2003, the board of directors authorized 30,000,000 shares of the Company's Common Stock to be issued to the president for executive compensation. The stock is restricted and was valued at the S-8 issue price of $.007 per share.

During the year ended March 31, 2004 the Company issued a total of 19,665,000 to consultants and management for consulting services rendered at a prices of $ .027 and $ .007 respectively.

On December 30, 2003 the Company issued 3,000,000 shares of restricted common stock for certain technology rights at a price of $ .10 per share.

From January 2004 to March 31, 2004 the Company issued a total of 1,700,000 shares of restricted common stock to consultants at a price of $ .007 per share.

 6.  CONVERTIBLE NOTES PAYABLE

On November 1, 2003, the Company issued $ 150,000 in convertible notes payable in connection with certain advances. These advances were subsequently increased to $ 218,700. The notes bear interest at the rate of 6.5% interest and are due November 1, 2004. These notes are convertible into common stock based 70% of the average of the lowest of three days trading during the five days preceding the conversion or the average of the lowest three days trading prices during the five days preceding the funding dates of these notes.

 7.  INCOME TAXES

There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

Deferred tax assets
   Net operating loss carry forwards             $10,619,659
   Valuation allowance for deferred tax assets   $10,619,659)
                                                 ------------
   Net deferred tax assets                       $         -
                                                 ------------
                                                 ------------

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of March 31, 2004, the Company had net operating loss carry forwards of approximately $10,619,659 for federal and state income tax purposes. These carry forwards, if not utilized to offset taxable income begin to expire in 2018.
Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss before utilization

                 C.E.C. Industries, Corp. and Subsidiaries
                       (A Development Stage Company)
                       NOTES TO FINANCIAL STATEMENTS

 8.  RELATED PARTY TRANSACTIONS

On June 17, 2003, the Company issued 1,500,000 shares of its common stock to its president, Mr. Brian Dvorak for executive compensation amounting to $ 10,500.

Accounts payable includes $595,516 (2003- $595,516) owing to the President and major shareholder of the Company.

 9.  COMMITMENTS & CONTINGENCIES

In a lawsuit subsequent to the date of the financial statements, a judgment was entered in United States District Court, District of Utah, Central Division, against C.E.C. Industries, Inc. in favor of George A. Matthews, Jr. A former President and Director of C.E.C Industries. The judgment was for the amount of $207,306.93. The company has filed an appeal with the United States Court of Appeals for the Tenth Circuit. The company has been unable to post a bond.

As of the date hereof, the Company is not aware of any other material legal proceedings, pending or contemplated, to which the Company is, or would be, a party of which any of its property is, or would be the subject.

10.  GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern.

The future success of the Company is likely dependent on its ability to attain additional capital to develop its proposed business objectives and ultimately, upon its ability to attain future profitable operations.

There can be no assurance that the Company will be successful in obtaining financing, or that it will attain positive cash flow from operations.

The Company has sustained substantial losses over the years, the ability of the Company to continue as a going concern is in question.

11.  SUBSEQUENT EVENTS

In June, 2004, the Company exchanged its remaining interest in certain technology rights, acquired on December 30, 2003, for the reduction of debt totaling $255,000.

In July, 2004 the Company entered into agreements to sell its remaining assets.

The company has prepared unaudited pro forma financial statements to reflect these events had they transpired or been known prior to March 31, 2004.
See Item 8 of the Company's 10K for March 31, 2004.

WE HAVE NOT  AUTHORIZED  ANY  DEALER,  SALESPERSON  OR OTHER
PERSON   TO   PROVIDE   ANY    INFORMATION   OR   MAKE   ANY
REPRESENTATIONS  ABOUT ADVANTAGE  CAPITAL  DEVELOPMENT CORP.
EXCEPT THE INFORMATION OR REPRESENTATIONS  CONTAINED IN THIS
PROSPECTUS.   YOU   SHOULD   NOT  RELY  ON  ANY   ADDITIONAL
INFORMATION OR REPRESENTATIONS IF MADE.

                   -----------------------

This  prospectus  does not constitute an offer to sell, or a                           ----------------------
solicitation of an offer to buy any securities:
                                                                                             PROSPECTUS
      o     except   the  common   stock   offered  by  this
            prospectus;                                                                 ---------------------

      o in any jurisdiction in which the offer or solicitation is not authorized;

      o     in any  jurisdiction  where the  dealer or other                     129,473,684 SHARES OF COMMON STOCK
            salesperson  is not  qualified to make the offer
            or solicitation;

      o     to any person to whom it is unlawful to make the                     ADVANTAGE CAPITAL DEVELOPMENT CORP.
            offer or solicitation; or

      o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this  prospectus  or any  accompanying  sale                              DECEMBER 7, 2004
does not imply that:

      o there have been no changes in the affairs of Advantage Capital Development Corp. after the date of this prospectus; or

      o the information contained in this prospectus is correct after the date of this prospectus.

                   -----------------------

Until the date that is two years after the SEC first declares this Registration Statement effective, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION

      Our Bylaws provide that we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, to the fullest extent permitted or authorized under law. In certain cases, we may advance expenses incurred in defending any such proceeding. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

            Securities and Exchange Commission Registration Fee   $ 7,957
            Accounting Fees and Expenses                          $15,000
            Legal Fees and Expenses                               $35,000
            Miscellaneous                                         $ 5,000
                                                                  -------
            TOTAL                                                 $62,957
                                                                  =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

      On January 13, 2003, the board of directors authorized 300,000 shares of the Company's Common Stock to be issued to the former president for executive compensation. The stock is restricted and was valued at the S-8 issue price of $0.07 per share.

      On November 1, 2003, the Company issued $150,000 in convertible notes payable in connection with certain advances. These advances were subsequently increased to $218,700. The notes bear interest at the rate of 6.5% interest and are due November 1, 2004. These notes are convertible into common stock at a price equal to 70% of the average of the lowest of three days trading during the five days preceding the conversion or the average of the lowest three days trading prices during the five days preceding the funding dates of these notes.

      On December 30, 2003 the Company issued 30,000 shares of restricted common stock for certain technology rights at a price of $1.00 per share.

      During the year ended March 31, 2004 the Company issued a total of 196,650 shares of restricted common stock to consultants and management for consulting services rendered at a prices of $2.70 and $0.70 respectively.

      From January 2004 to March 31, 2004 the Company issued a total of 17,000 shares of restricted common stock to consultants at a price of $0.70 per share.

      On August 25, 2004 the Company issued 26,316 shares to Newbridge Securities pursuant to the terms of the Placement Agent Agreement between the Company and Newbridge Securities.

      On August 20, 2004 the Company issued 331,900 shares of common stock to Knightsbridge Holdings, LLC for services rendered pursuant to the terms of an Engagement Agreement between the Company and Knightsbridge Holdings, LLC. Knightsbridge Holdings, LLC subsequently transferred 165,950 shares of common stock to Craig Press and 165,950 shares of common stock to David Goldberg. The shares were issued pursuant to Section 4(1) of the Securities Act of 1933.

      In August and September 2004 the Company sold a total of 3,658,669 at a price of $0.15 per shares for net proceeds of $548,799. These shares were issued pursuant to Regulation E of the Securities Act of 1933.

      In September 2004 the Company issued a total of 500,000 shares of common stock for past services of $13,500. These shares were issued pursuant to Regulation E of the Securities Act of 1933.

      In September 2004, the Company issued a total of 4,000,000 shares of common to be held in escrow as part of a purchase option agreement. The purchaser has the right to purchase shares a price of 70% of the lowest 5 day closing price for the 20 days prior to the closing date. Any shares still held in escrow on September 21, 2005 will be returned to the Company. These shares were issued pursuant to Regulation E of the Securities Act of 1933.

      In October 2004, the Company sold an additional 993,334 shares of common stock at a price of $0.15 for net proceeds of $149,900. These shares were issued pursuant to Regulation E of the Securities Act of 1933.

      Except as otherwise noted, the securities described in this Item were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about Advantage Capital to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) The following exhibits are filed as part of this registration statement:

EXHIBIT NO.     DESCRIPTION                                                LOCATION
-----------     -----------                                                --------
3.1             Articles of Incorporation                                  Provided herewith

3.2             Amended and Restated Bylaws of Registrant                  Provided herewith

4.1             C.E.C. Industries 2003 Stock Incentive Plan                Incorporated by reference to Exhibit 4.1 to the
                                                                           Registrant's Registration Statement on Form S-8
                                                                           filed on October 31, 2003

4.1             C.E.C. Industries 2003 Stock Incentive Plan #1             Incorporated by reference to Exhibit 4.1 to the
                                                                           Registrant's Registration Statement on Form S-8
                                                                           filed on December 30, 2003

5.1             Opinion of Schiff Hardin, LLP                              Provided herewith

10.1            Standby Equity Distribution  Agreement,  dated August 25,  Provided herewith.
                2004, between the Company and Cornell Capital

10.2            Registration  Rights  Agreement,  dated  August 25, 2004,  Provided herewith between the Company and Cornell Capital

10.3            Escrow  Agreement,  dated  August  25,  2004,  among  the  Provided herewith
                Company, Butler Gonzalez, LLP and Cornell Capital

10.4            Securities Purchase Agreement dated August 25, 2004,       Provided herewith
                between the Company and Cornell Capital

EXHIBIT NO.     DESCRIPTION                                                LOCATION
-----------     -----------                                                --------
10.5            Secured  Debenture  issued  by  the  Company  to  Cornell  Provided herewith
                Capital on August 25, 2004

10.6            Security Agreement dated August 25, 2004, between the      Provided herewith
                Company and Cornell Capital

10.7            Investor Registration Rights Agreement,  dated August 25,  Provided herewith
                2004,  between the Company and the  Investors  identified
                therein

10.8            Escrow  Agreement,  dated  August  25,  2004,  among  the  Provided herewith
                Company,   Butler   Gonzalez,   LLP  and  the   investors
                identified therein

10.9            Placement  Agent   Agreement,   dated  August  25,  2004,  Provided herewith
                between the Company and Newbridge Securities Corporation

10.10           Irrevocable  Transfer  Agent  Instructions,  dated August  Provided herewith
                25, 2004, by and among the Company,  Butler Gonzalez, LLP
                and Pacific Transfer Company

10.11           Employment Agreement between the Company and Jeffrey       Provided herewith
                Sternberg, dated October 1, 2004.

10.12           Consulting Services Agreement between the Company and      Provided herewith
                Triple Crown Consulting, Inc. dated September 20, 2004.

10.13           Engagement Letter between the Company and Knightsbridge    Provided herewith
                Holdings, LLC dated September 28, 2003.

10.14           Convertible Promissory Note issued by the Company to The   Provided herewith
                Advantage Fund I, L.L.C. on November 1, 2003.

10.15           Collateralized Senior Debenture issued by Global IT        Provided herewith
                Holdings, Inc. to the Company.

10.16           Resignation and Settlement Agreement dated July 16, 2004   Incorporated by reference to Exhibit 10.1 to
                between the Company and Brian Dvorak                       the Registrant's Report on Form 10-QSB filed on
                                                                           November 15, 2004

10.17           Settlement Agreement dated July 21, 2004 between the       Incorporated by reference to Exhibit 10.2 to
                Company and Steve Reeder and Empire Management Services    the Registrant's Report on Form 10-QSB filed on
                                                                           November 15, 2004

10.18           Assignment Agreement dated July 21, 2004 between the       Incorporated by reference to Exhibit 10.3 to
                Company and Steve Reeder and Empire Management Services    the Registrant's Report on Form 10-QSB filed on
                                                                           November 15, 2004

EXHIBIT NO.     DESCRIPTION                                                LOCATION
-----------     -----------                                                --------
10.19           Agreement for return of shares held by Rembrandt Paint     Incorporated by reference to Exhibit 10.4 to
                and Body Shop                                              the Registrant's Report on Form 10-QSB filed on
                                                                           November 15, 2004

10.20           Agreement of Sale of Assets dated July 20, 2004            Incorporated by reference to Exhibit 10.5 to
                                                                           the Registrant's Report on Form 10-QSB filed on
                                                                           November 15, 2004

10.21           Assignment Agreement dated July 21, 2004 between the       Incorporated by reference to Exhibit 10.6 to
                Company and Knightsbridge Capital, LLC                     the Registrant's Report on Form 10-QSB filed on
                                                                           November 15, 2004

10.22           Affidavit of Ralphael Rosignana                            Incorporated by reference to Exhibit 10.7 to
                                                                           the Registrant's Report on Form 10-QSB filed on
                                                                           November 15, 2004

10.23           Affidavit of Stephen Reeder                                Incorporated by reference to Exhibit 10.8 to
                                                                           the Registrant's Report on Form 10-QSB filed on
                                                                           November 15, 2004

16.1            Letter from James E. Slayton, CPA                          Incorporated by reference to Exhibit 99.1 to
                                                                           Registrant's Report on Form 8-K filed on
                                                                           December 30, 2003

23.1            Consent of Schiff Hardin LLP                               Contained in Exhibit 5.1

23.2            Consent of Russell & Atkins, PLC                           Provided herewith

24.1            Power of Attorney                                          Included on signature page

----------

ITEM 28.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Aventura, Florida.

                                  ADVANTAGE CAPITAL DEVELOPMENT CORP.


                                  By: /s/ Jeffrey I. Sternberg
                                     -------------------------------------------
                                  Name:  Jeffrey I. Sternberg
                                  Title: President, Chief Executive Officer and
                                         Chief Financial Officer

                                  Date: December 6, 2004

      KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jeffrey Sternberg his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                  TITLE                                DATE
---------                  -----                                ----


/s/ Jeffrey I. Sternberg   Chairman of the Board of Directors   December 6, 2004
------------------------   President, Chief Executive Officer
Jeffrey I. Sternberg       and Chief Financial Officer


/s/ David Goldberg         Director                             December 6, 2004
------------------------
David Goldberg


/s/ Craig Press            Director                             December 6, 2004
------------------------
Craig Press